UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

Invacare Corporation

 _______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

 ___________________________________________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)    Title of each class of securities to which the transaction applies:
 _________________________________________________________________________________________________________________________________
(2)    Aggregate number of securities to which the transaction applies:
 _________________________________________________________________________________________________________________________________

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
 _________________________________________________________________________________________________________________________________

(4)	Proposed maximum aggregate value of the transaction:
 _________________________________________________________________________________________________________________________________

(5)	Total fee paid:
 _________________________________________________________________________________________________________________________________
☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:
 _________________________________________________________________________________________________________________________________
(2)    Form, Schedule or Registration Statement No.:
 _________________________________________________________________________________________________________________________________
(3)    Filing Party:
 _________________________________________________________________________________________________________________________________
(4)    Date Filed:
 _________________________________________________________________________________________________________________________________

Invacare Corporation
One Invacare Way
Elyria, Ohio 44035
April 8, 2016
To the Shareholders of
INVACARE CORPORATION:
This year's Annual Meeting of Shareholders will be held at 10:00 A.M. (EDT), on Thursday, May 19, 2016, at the Lorain County Community College, Stocker Arts Center Lecture Hall, 1005 North Abbe Road, Elyria, Ohio. We will be reporting on Invacare's activities and you will have an opportunity to ask questions about its operations.
We hope that you are planning to attend the annual meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the annual meeting. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.
On behalf of the Board of Directors and management of Invacare Corporation, I would like to thank you for your continued support and confidence.
Sincerely yours,
Matthew E. Monaghan
Chairman, President and
Chief Executive Officer

Invacare Corporation
Notice of Annual Meeting of Shareholders
To Be Held On May 19, 2016
The Annual Meeting of Shareholders of Invacare Corporation (the “Company”) will be held at the Lorain County Community College, Stocker Arts Center Lecture Hall, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 19, 2016, at 10:00 A.M. (EDT), for the following purposes:

1.	To elect nine directors for a one-year term expiring in 2017;

2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for its 2016 fiscal year;

3.	To hold an advisory vote to approve the compensation of the Company's named executive officers;

4.	To transact any other business as may properly come before the annual meeting.
Holders of common shares and Class B common shares of record as of the close of business on Monday, March 21, 2016 are entitled to vote at the annual meeting. It is important that your shares be represented at the annual meeting. For that reason, we ask that you promptly sign, date and mail the enclosed proxy card in the return envelope provided. Shareholders who attend the annual meeting may revoke their proxy and vote in person.
By Order of the Board of Directors,
Anthony C. LaPlaca
Secretary
April 8, 2016
Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on May 19, 2016:
The Proxy Statement and the 2015 Annual Report are also available at www.invacare.com/annualreport.

Invacare Corporation

Proxy Statement
For the Annual Meeting of Shareholders
May 19, 2016

Why am I receiving these materials?
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Invacare for use at the Annual Meeting of Shareholders to be held on May 19, 2016, and any adjournments or postponements that may occur. The time, place and purposes of the annual meeting are set forth in the Notice of Annual Meeting of Shareholders, which accompanies this proxy statement. This proxy statement is being mailed to shareholders on or about April 8, 2016.
Who is paying for this proxy solicitation?
The Company will pay the expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy. In addition to the solicitation of proxies by mail, Invacare's directors, officers or employees, without additional compensation, may make solicitations personally and by telephone. The Company may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
Who is entitled to vote?
Only shareholders of record at the close of business on March 21, 2016, the record date for the meeting, are entitled to receive notice of and to vote at the annual meeting. On this record date, there were 31,444,168 common shares and 733,309 Class B common shares outstanding and entitled to vote.
How many votes do I have?
On each matter to be voted on, you have one vote for each outstanding common share you own as of March 21, 2016, and ten votes for each outstanding Class B common share you own as of March 21, 2016.
The Company’s Class B common shares were authorized in 1987 and offered to existing shareholders in exchange for the issued and outstanding common shares owned by such shareholders. The purpose of the issuance of the Class B common shares was to permit future acquisitions and financings to be accomplished without significant voting dilution of the Company’s shareholders and to ensure that proposals to acquire the Company would be presented to its Board for its consideration. Because the Class B common shares automatically convert to common shares upon a transfer to any holder other than a qualifying family member(s) of the original holder (or any entity controlled by a qualified family member(s) of the original holder), substantially all of the Class B common shares have been converted to common shares. The

Company is not permitted to issue any additional Class B common shares except in very limited circumstances.
How do I vote?
If you are a shareholder of record, you can vote in person at the annual meeting or you can vote by signing and mailing in your proxy card in the enclosed envelope. If you are a shareholder of record, the proxy holders will vote your shares based on your directions.
If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote “FOR” each of the director nominees named in proposal 1, “FOR” proposals 2 and 3, and will use their discretion on any other proposals and other matters that may be brought before the annual meeting.
If you hold common shares through a broker or nominee, you may vote in person at the annual meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.
How do I vote my common shares held in the Invacare Retirement Savings Plan?
If you are a participant in the Invacare Retirement Savings Plan, the voting instruction card should be used to instruct the trustee for the Invacare Retirement Savings Plan as to how to vote the number of common shares that you are entitled to vote under the plan. If you do not timely instruct the trustee for the Invacare Retirement Savings Plan as to how to vote the shares credited to your account under the plan, your shares, together with all other uninstructed shares, will be voted in the same proportions that shares for which instructions were received will be voted.
What are the voting recommendations of the Board of Directors?
The Board of Directors recommends that you vote:

•	“For” the election of the nine director nominees for a one-year term expiring in 2017;

•	“For” the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for its 2016 fiscal year;

•	“For” the approval of the compensation of the named executive officers.
What vote is required to approve each proposal?
Except as otherwise provided by Invacare's amended and restated Articles of Incorporation or amended and restated Code of Regulations, each as amended to date, or required by law, holders of common shares and Class B common shares will at all times vote on all matters, including the election of directors, together as one class. The holders of common shares and Class B common shares will vote together as one class on all three proposals described in this proxy statement. No holder of shares of any class has cumulative voting rights in the election of directors.

•
Election of Directors (Proposal No. 1). The nominees receiving the greatest number of votes will be elected. A proxy card marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the nominee or nominees indicated. Abstentions and broker non-votes will not be voted for or withheld from the election of directors and will not be counted for purposes of determining the number of votes cast in the election of directors. However, please note that our majority voting director resignation procedures under our Code of Regulations require any director nominee who receives a greater number of votes marked “Withhold Authority” than marked “For” his or her election in an uncontested election of directors to promptly tender his or her resignation to the Board following certification of the shareholder vote. Under the Company's procedures, the Nominating and Governance Committee, or another committee comprised entirely of independent directors or the Board of Directors, will, within 90 days following the certification of the shareholder vote, consider, and the Board will determine, whether to accept the resignation. The Board's determination and explanation of its decision will be promptly disclosed in a press release or Form 8-K submitted to the SEC.

•
Ratification of Independent Registered Public Accounting Firm (Proposal No. 2). Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast on the proposal. Abstentions will not be voted for or against the ratification of the appointment of Ernst & Young LLP and will not be counted in the number of votes cast on the proposal.

•
Advisory Vote to Approve Executive Compensation (Proposal No. 3). Advisory approval of the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the votes cast on the proposal. Abstentions and broker non-votes will not be voted for or against approval of our executive compensation and will not be counted in the number of votes cast on the proposal.

What constitutes a quorum?
A quorum of shareholders will be present at the annual meeting if at least a majority of the aggregate voting power of common shares and Class B common shares outstanding on the record date are represented, in person or by proxy, at the annual meeting. On the record date, 38,777,258 votes were represented by outstanding shares; therefore, shareholders representing at least 19,388,630 votes will be required to establish a quorum. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.
Can I revoke or change my vote after I submit a proxy?
Yes. You can revoke your proxy or change your vote at any time before the proxy is exercised at the annual meeting. This can be done by either submitting another properly completed proxy card with a later date, sending a written notice to the Company's Secretary, or by attending the annual meeting and voting in person. You should be aware that simply attending the annual meeting will not automatically revoke your previously submitted proxy; rather you must notify an Invacare representative at the annual meeting of your desire to revoke your proxy and vote in person.
Can I access the Notice of Annual Meeting, Proxy Statement and 2015 Annual Report on the Internet?
The Notice of Annual Meeting, Proxy Statement and 2015 Annual Report are available on the Internet at www.invacare.com/annualreport. We also will provide a copy of any of these documents to any shareholder free of charge, upon request by writing to: Shareholder Relations Department, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, Ohio 44036-2125.
If you hold your shares in a bank or brokerage account, your bank or broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares on certain “routine” matters when their customers do not provide voting instructions. However, on other matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Proposal 2 is a routine matter, but the other proposals in this proxy statement are non-routine matters. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

ELECTION OF DIRECTORS
(Proposal No. 1)
All director nominees are nominated for election to serve a one-year term until the annual meeting in 2017 or until their successors have been duly elected. Each of the nominees has indicated his or her willingness to serve as a director if elected.

A. Malachi Mixon, III retired from the board of directors in June 2015. Mr. Mixon served the Company as Chief Executive Officer from 1979 through April 2010 and as President until 1996. He served as Chairman of the Board from 1983 until his retirement effective December 21, 2014. The Company appreciates his many years of leadership and commitment to the Company.
Below is certain biographical information regarding our director nominees, as well as a discussion of the qualifications that led the Board of Directors to conclude that each director nominee should serve as a director of the Company. Each of the individuals listed below has a wealth of knowledge, experience and expertise developed over a lifetime of achievement. In the discussion below, we have not detailed all of the numerous factors considered by the Board, but rather have highlighted the primary qualifications that led the Board to conclude that each of the following individuals should serve as a director. The Board of Directors believes that the current Board composition reflects an appropriately diverse group of individuals with relevant knowledge and experience that greatly benefits the Company.
Michael F. Delaney, 67, has been a director since 1986. From 1983 to October 2003, Mr. Delaney served as the Associate Director of Development of the Paralyzed Veterans of America, a national veterans' service organization in Washington, D.C. After October 2003, Mr. Delaney served as Associate Director of Corporate Marketing of the Paralyzed Veterans of America until his retirement on July 31, 2009. From November 2009 to February 2010, Mr. Delaney provided consulting services to the Department of Defense in connection with its Congressionally Directed Medical Research Program.
The Board concluded that Mr. Delaney should serve as a director of the Company primarily due to his unique background and experience. Mr. Delaney utilizes a wheelchair and has worked tirelessly for decades on behalf of people with disabilities, provides invaluable insight and perspective to the Board with respect to the Company's products, their use, and possible attributes. He uses his background and training in development and marketing to assist the Company with effective approaches to marketing its products to consumers.
Marc M. Gibeley, 51, was appointed by the Board as a director on November 20, 2015. Mr. Gibeley serves as Head of Diabetes Care North America for Roche Holding AG (SIX: RO). Headquartered in Basel, Switzerland, Roche is a research-focused pharmaceutical and healthcare diagnostic company. At Roche, Mr. Gibeley is responsible for all aspects of Roche’s diabetes care business in the United States and Canada, including sales, marketing, finance and customer support. From 2008 through 2011, Mr. Gibeley served as the President and Chief Executive Officer of WaveRx, a venture-backed diabetes neuropathy medical device company. Prior to joining WaveRx, Mr. Gibeley worked for several consumer packaged goods companies, including Procter & Gamble (NYSE: PG), Eastman Kodak (NYSE: KODK) and Kraft Foods (NASDAQ: KHC). Mr. Gibeley graduated from the United States Naval Academy in 1987 and holds his M.B.A. from the University of Chicago.
The Board concluded that Mr. Gibeley should serve as a director of the Company primarily due to his extensive experience in leading and managing medical device companies that have undergone substantial changes and transformed to focus on marketing products directly to consumers. He has a wide range of management expertise, including in sales, marketing, finance, customer support and product launches, as well as in regulatory affairs, manufacturing and operations and commercial development, which has been developed over a career in consumer products businesses at various stages of development. The Board believes that Mr. Gibeley’s background and experience will be valuable in contributing to the Board’s oversight of the Company’s strategy, finance and operations, particularly as the Company seeks to continue the transformation of its business and responds to the drive toward consumerism in the health care industry.
C. Martin Harris, M.D., 59, has been a director since 2003 and has served as Lead Director since May 2012. He also served as Interim Chairman of the Board of Directors from December 2014 to May 14, 2015. Since 1996, Dr. Harris has been the Chief Information Officer and Chairman of the Information Technology Division of The Cleveland Clinic Foundation in Cleveland, Ohio and a Staff Physician for The Cleveland Clinic Hospital and The Cleveland Clinic Foundation Department of General Internal Medicine. Additionally, since 2000, he has been Executive Director of e-Cleveland Clinic, a series of e-health clinical programs offered over the internet. Dr. Harris serves as a director and member of the Audit Committee of

HealthStream Inc. (NASDAQ), Nashville, Tennessee, which provides internet-based learning and research solutions for the training, information, and education needs of the healthcare industry in the United States. He serves on the board of directors of Thermo Fisher Scientific Inc. (NYSE:TMO), Waltham, Massachusetts, which provides analytical instruments, equipment, reagents and consumables, software and services for research, manufacturing, analysis, discovery and diagnostics. He also serves on the board of directors of Colgate-Palmolive Company (NYSE:CL), New York, New York, a global consumer products company whose core businesses include oral care, personal care, home care and pet nutrition.
The Board concluded that Dr. Harris should serve as a director of the Company primarily due to his experience in the healthcare industry as a leader of healthcare organizations and also his expertise in the use of information technology in the healthcare industry. Dr. Harris is nationally recognized for his leadership in developing and organizing electronic management of medical information, including electronic medical records. Through his work with organizations such as e-Cleveland Clinic and the National Health Information Infrastructure Task Force, Dr. Harris has gained experience which enables him to provide valuable input to the Board, and ultimately the Company, as to the latest developments and trends involving the use of information to enhance healthcare diagnoses, patient outcomes and cost efficiencies. In particular, he is able to assist the Board in staying abreast of developments in technological advances in the home medical equipment industry. Dr. Harris' understanding of information technology developments in the healthcare industry has proven to be instrumental to the Board's management of the Company's own strategy and information technology resources.
James L. Jones, 72, has been a director since 2010. General Jones is currently President of Jones Group International, a global consultancy. General Jones served as National Security Advisor to United States President Barack Obama from January 2009 to November 2010. Prior to joining President Obama's administration as National Security Advisor, General Jones was a member of the Company's Board of Directors from March 2007 to January 2009. General Jones served as Supreme Allied Commander of NATO (North Atlantic Treaty Organization) and Commander of the United States European Command from January 2003 until December 2006. From July 1999 to January 2003, General Jones was the 32nd Commandant of the United States Marine Corps.
The Board concluded that General Jones should serve as a director of the Company primarily due to his extensive leadership and organizational development experience, particularly in international and governmental affairs, developed through his long and distinguished career in the U.S. military and government service. General Jones' capabilities and insights into government and international affairs, as well as organizational leadership and personnel management, make him a uniquely valuable resource to the Board of Directors in overseeing and evaluating the Company's strategic direction and management succession planning.
Dale C. LaPorte, 74, has been a director since 2009. Mr. LaPorte served as Senior Vice President - Business Development and General Counsel of the Company from December 2005 to December 2008. Prior to joining the Company, Mr. LaPorte was a partner at Calfee, Halter & Griswold LLP, an Ohio-based law firm, from 1974 to 2005 and served as chairman of that firm from 2000 to 2004. Mr. LaPorte serves as a member of the Board of Trustees of PNC Mutual Funds and the board of directors of Morrison Products, Inc., a manufacturer of air moving equipment for original equipment manufacturers in the heating, ventilation, air conditioning and refrigeration industry.
The Board concluded that Mr. LaPorte should serve as a director of the Company primarily due to his lengthy experience as counsel to the Company, skills in project management, expertise in corporate governance and business development matters, as well as his business acumen and judgment. Mr. LaPorte's skills are a vital asset to the Board, particularly since risk management and governance practices continue to evolve.
Michael J. Merriman, 59, has been a director since 2014. Mr. Merriman has been an Operating Advisor of Resilience Capital Partners LLC since June 2008. Resilience is a private equity firm focused on principal investing in lower middle market underperforming and turnaround situations. Mr. Merriman served as President and Chief Executive Officer of The Lamson & Sessions Co. (formerly, NYSE: LMS), Cleveland,

Ohio, a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes from November 2006 until the company was sold in November 2007. Mr. Merriman served as Senior Vice President and Chief Financial Officer of American Greetings Corporation (formerly, NYSE: AM), Cleveland, Ohio, a designer, manufacturer and seller of greeting cards and other social expression products from September 2005 until November 2006. He was a director of American Greetings Corporation from 2006 through August 2013 when it became a private company. Prior to that, from August 1995 until April 2004, Mr. Merriman was the President and Chief Executive Officer of Royal Appliance Mfg. Co./ Dirt Devil Inc. (formerly, NYSE: RAM), a manufacturer of a full line of cleaning products for home and commercial use. Mr. Merriman is a director of Nordson Corporation (Nasdaq: NDSN), Westlake, Ohio, a manufacturer of products and systems used for dispensing and processing adhesives, coatings, polymers, sealants and biomaterials; Regis Corporation (NYSE: RGS), Edina, Minnesota, a company that owns, franchises and operates beauty salons, hair restoration centers and cosmetology education; and OMNOVA Solutions Inc. (NYSE: OMN), Beachwood, Ohio, a technology-based company and an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces. Mr. Merriman also served as a director of RC2 Corporation (formerly, NASDAQ: RCRC), Oak Brook, Illinois, a manufacturer of pre-school toys and infant products, from 2004 until its sale in April 2011.
The Board concluded that Mr. Merriman should serve as a director of the Company based on his experience and significant knowledge in executive management, strategy, corporate governance, acquisitions and divestitures, product development and investor relations, as well as his significant finance, financial reporting and accounting expertise, all developed through Mr. Merriman’s prior experience as a public company chief executive officer and chief financial officer and as a certified public accountant, his current service on the boards of directors of three publicly traded companies, and his experience at Resilience.
Matthew E. Monaghan, 48, was appointed as the Company’s President and Chief Executive Officer effective April 1, 2015 and was elected Chairman of the Board in May 2015. Prior to joining Invacare, Mr. Monaghan served as a business unit leader at Zimmer Holdings (now Zimmer Biomet NYSE: ZBH), a major orthopedic implant company, serving first as Vice President and General Manager of the company's Global Hips business (December 2009 to January 2014) and later as Senior Vice President of Hips and Reconstructive Research (January 2014 until joining Invacare). While at Zimmer, Mr. Monaghan was responsible for the Hip division's new product development, engineering, marketing, clinical studies, quality, regulatory affairs and results of the shared sales and supply chain functions. Later, those responsibilities also included directing research for various areas of material, process and product innovation. Prior to joining Zimmer in 2009, Mr. Monaghan spent eight years as an operating executive for two leading private equity firms, Texas Pacific Group (TPG) and Cerberus Capital Management, where he led acquisitions and operational improvements of portfolio companies, which included the carve-out from Baxter Healthcare of a global medical device business, making significant improvements at a U.S. personal insurance business and running a consumer durable goods business spun off from Newell-Rubbermaid. From April 2004 to November 2005, while at Cerberus Capital, Mr. Monaghan served as Chief Operating Officer of Global Home Products LLC, a consumer durable goods business owned by Cerberus. In April 2006, Global Home Products filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code. Global Home Products emerged from bankruptcy in February 2008. For the first 13 years of his career, Mr. Monaghan held various engineering, financial and management positions at General Electric (NYSE: GE).
The Board concluded that Mr. Monaghan should serve as a director of the Company primarily due to his role as Chief Executive Officer, as well as his considerable experience in managing and operating businesses, including most recently a medical device business subject to FDA regulation. The Board anticipates that Mr. Monaghan, in his role as Chief Executive Officer, will provide the Board with management perspective that will be valuable in overseeing the Company’s business operations.
Clifford D. Nastas, 53, has been a director of the Company since 2015. In January 2016, Nastas was appointed Chief Executive Officer of Radiac Abrasives Company, a manufacturer of conventional bonded and superabrasives in North America. Since 2014, Mr. Nastas has been a director of Dan T. Moore Company, Inc., a holding company of diverse advanced materials manufacturing and technology businesses, and became co-chairman in 2016. Also since 2014, Mr. Nastas has served as a director of Shorr Packaging

Corporation, an ESOP owned company that distributes packaging supplies throughout North America. Mr. Nastas served as Chief Executive Officer and a director of Material Sciences Corporation (formerly, Nasdaq: MASC), Elk Grove Village, Illinois, a publicly traded diversified industrial manufacturing company providing high-value coated metal, acoustical and lightweight composite solutions from 2005 until the company was sold in March 2014. From 2001 to 2005, Mr. Nastas served in various capacities at Material Sciences, including as President and Chief Operating Officer. Prior to joining Material Sciences, Mr. Nastas served in various general management, sales, and manufacturing capacities with Honeywell International, formerly Allied Signal (NYSE: HON), Morris Township, New Jersey, Avery Dennison Corporation (NYSE: AVY), Glendale, California, and Ford Motor Company (NYSE: F), Dearborn, Michigan. From 2009 to 2010, Mr. Nastas was a director and member of the audit committee of Quixote Corporation (formerly, NASDAQ: QUIX), a publicly traded manufacturer of highway and transportation safety products, that was acquired in February 2011.
The Board concluded that Mr. Nastas should serve as a director of the Company primarily due to his extensive business leadership and management expertise, which includes a broad range of experience in management, operations, sales, marketing, product development and engineering in a number of global businesses, including as the CEO of a publicly-traded company. The Board believes that Mr. Nastas’ experience and background will enable him to provide the Board will valuable insight into numerous aspects of the Company’s business.
Baiju R. Shah, 44, has been a director since 2011. Mr. Shah has been the CEO and a director of BioMotiv since August 2012. BioMotiv is a company focused on developing a portfolio of drug discoveries from research institutions into new medicines. Prior to that, Mr. Shah was President and CEO of BioEnterprise Cleveland from 2004 to August 2012, Senior Vice President from 2003 to 2004 and a Vice President from 2002 to 2003. BioEnterprise is a Cleveland-based business formation, recruitment and acceleration initiative designed to grow health care companies and commercialize biomedical technologies. Prior to BioEnterprise, Mr. Shah worked for McKinsey & Company, where he was a leader in its Growth and Business Building practice. In addition to BioMotiv, Mr. Shah serves as a director of several privately held biomedical-related companies, on the advisory board of Citizens Financial Group (NYSE: CFG) and on several civic non-profit boards.
The Board concluded that Mr. Shah should serve as a director of the Company primarily due to his experience in the healthcare and biomedical industry gained through his leadership of BioMotiv and BioEnterprise. The business insight gained through his work at BioMotiv, BioEnterprise and McKinsey & Company, in particular his demonstrated abilities in advancing initiatives to help companies grow and expand, provides Mr. Shah with a perspective on healthcare business and growth initiatives that is invaluable to the Board.
Invacare's Board of Directors recommends that shareholders vote “FOR” the election of all nine director nominees for a term expiring in 2017.
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)
The Audit Committee has appointed Ernst & Young LLP to continue as the Company's independent registered public accounting firm and to audit its financial statements for the year ended December 31, 2016. The Audit Committee and the Board of Directors are asking you to ratify this appointment. During the year ended December 31, 2015, Ernst & Young LLP served as the Company's principal auditors and provided tax and other services. See “Independent Registered Public Accounting Firm.” Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Invacare's Board of Directors recommends that shareholders vote “FOR”
the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ended December 31, 2016.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
(Proposal No. 3)
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is providing its shareholders with the opportunity to cast an advisory vote at the annual meeting to approve the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the Securities and Exchange Commission's compensation disclosure rules. The shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors.
At its 2015 Annual Meeting of Shareholders, the Company provided its shareholders with the opportunity to cast an advisory vote to approve the compensation of its named executive officers as disclosed in the proxy statement for the 2015 Annual Meeting, and the Company's shareholders approved the proposal. As the Board of Directors views it as a good corporate governance practice, and because the Company's shareholders previously indicated they were in favor of an annual advisory vote, the Company is again asking its shareholders to approve the compensation of its named executive officers as disclosed in this proxy statement in accordance with the SEC's rules.
This proposal, commonly known as a “say-on-pay” proposal, gives the shareholders the opportunity to express their views on the Company's named executive officers' compensation by an advisory vote at the 2015 Annual Meeting. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Company will ask its shareholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation and Management Development Committee or the Board of Directors. The Compensation and Management Development Committee values the opinions of the shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Company will consider its shareholders' concerns, and the Compensation and Management Development Committee will evaluate whether any actions are necessary to address those concerns. The next say-on-pay vote will occur at the Company's 2017 Annual Meeting.
Invacare's Board of Directors recommends that shareholders vote “FOR”
the approval of the compensation of the named executive officers, as disclosed in this proxy statement.

SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT
Who are the largest holders of Invacare's outstanding common shares and what is their total voting power?
The following table shows, as of February 19, 2016, the beneficial share ownership of each person or group known by Invacare to beneficially own more than 5% of either class of common shares of Invacare:

Name and business address of beneficial owner	Common Shares Beneficially Owned		Class B Common Shares Beneficially Owned *		Percentage of Total Voting Power Beneficially Owned
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
A. Malachi Mixon, III	925,123	2.6%	703,912	96.0%	20.0%
31100 Pinetree Road, #208
Pepper Pike, Ohio 44124 (1)(2)(3)

BlackRock, Inc.	4,700,462	13.4%	—	—	12.0%
55 E. 52nd Street
New York, NY 10022 (1)(4)

Heartland Advisors, Inc.	3,517,138	10.0%	—	—	9.0%
789 North Water Street
Milwaukee, WI 53202 (1)(5)

The Vanguard Group, Inc.	2,268,250	6.5%	—	—	5.8%
100 Vanguard Blvd.
Malvern, PA 19355 (1)(6)

Dimensional Fund Advisors LP	2,230,881	6.4%	—	—	5.7%
Building One
6300 Bee Cave Road
Austin, TX 78746 (1)(7)

Franklin Resources, Inc.	2,134,237	6.1%	—	—	5.4%
One Franklin Parkway
San Mateo, CA 94403-1906 (1)(8)

____________________

*
All holders of Class B common shares are entitled to convert any or all of their Class B common shares to common shares at any time, on a share-for-share basis. In addition, Invacare may not issue any additional Class B common shares unless the issuance is in connection with share dividends on, or share splits of, Class B common shares.

(1)
The number of common shares beneficially owned is based upon a Schedule 13G or 13G/A filed by the holder with the SEC to reflect share ownership as of December 31, 2015, provided that the ownership percentages have been calculated by the Company based on the Company's issued and outstanding shares as of February 19, 2016.

(2)
The number of common shares beneficially owned by Mr. Mixon includes 613,675 common shares that may be acquired upon the exercise of stock options during the 60 days following February 19, 2016. For the purpose of calculating the percentage of outstanding common shares and voting power beneficially owned by Mr. Mixon, the common shares which he had the right to acquire during that period upon the exercise of stock options are considered to be outstanding. The number of common shares shown as beneficially owned by Mr. Mixon also includes (i) 29,151 common shares owned of record by Mr. Mixon's spouse, (ii) 4,106 common shares held by a family foundation for which Mr. Mixon serves as president, treasurer and trustee and Mr. Mixon's spouse serves as trustee, (iii) 8,282 Common Shares held in a trust for which Mr. Mixon's spouse is trustee and (iv) 6,000 common shares owned by the trustee for the 2012 grantor retained annuity trust created by Mr. Mixon's spouse. Mr. Mixon disclaims beneficial ownership of the shares owned of record solely by his spouse.

(3)
The number of Class B common shares shown as beneficially owned by Mr. Mixon includes (i) 183,863 Class B common shares owed of record by Mr. Mixon's spouse, (ii) 160,603 Class B common shares owned by the trustee for a 2012 grantor retained annuity trust created by Mr. Mixon's spouse, (iii) 166,603 Class B common shares owned by the trustee for the 2012 grantor retained annuity trust created by Mr. Mixon and (iv) 127,394 Class B common shares held by a limited partnership controlled by the Mr. Mixon and his spouse. Mr. Mixon disclaims beneficial ownership of the shares owned of record solely by his spouse.

(4)	Based on a Schedule 13G/A filed on January 8, 2016, by BlackRock, Inc., which has sole voting power over 4,604,372 shares and has sole dispositive power over 4,700,462 of the shares.

(5)	Based on a Schedule 13G/A filed on February 5, 2016 by Heartland Advisors, Inc., which has shared voting power over 3,467,244 shares and has shared dispositive power over 3,517,138 shares.

(6)
Based on a Schedule 13G/A filed on February 10, 2016 by The Vanguard Group, Inc., which has sole voting power over 39,826 of the shares, sole dispositive power over 2,229,724 of the shares and shared dispositive power over 38,526 of the shares.

(7)
Based on a Schedule 13G/A filed February 9, 2016, which reports that Dimensional Fund Advisors LP (“DFA”) may be deemed to be the beneficial owner of 2,230,881 common shares as a result of acting as investment advisor to or manager of various companies, trusts and accounts (the “DFA Funds”). In its role as investment advisor or manager, DFA possesses sole voting power for 2,127,542 shares and sole dispositive power for 2,230,881 shares that are owned by the DFA Funds. DFA disclaims beneficial ownership of those common shares because they are owned by the DFA Funds.

(8)
Based on a Schedule 13G/A filed on January 29, 2016 by Franklin Resources, Inc., which reports that Franklin Advisory Services, LLC, an affiliate of Franklin Resources, Inc., has sole voting power over 1,949,737 shares and has sole dispositive power over 2,134,237 shares.

How many common shares do each of Invacare's directors, director nominees and executive officers hold and what is their level of total voting power?
The following table sets forth, as of February 19, 2016, the beneficial share ownership of all directors and director nominees, our named executive officers, and all directors and executive officers as a group:

Name of beneficial owner	Common Shares Beneficially Owned		Percentage of Total Voting Power Beneficially Owned **
	Number of Shares	Percentage of Outstanding Shares
Matthew E. Monaghan(1)	74,327	*	*
Robert K. Gudbranson(1)	266,921	*	*
Dean J. Childers(1)	31,083	*	*
Michael F. Delaney(1)	50,633	*	*
Marc M. Gibeley(1)	2,171	*	*
C. Martin Harris, M.D.(1)	40,518	*	*
James L. Jones(1)	28,292	*	*
Anthony C. LaPlaca(1)	106,634	*	*
Dale C. LaPorte(1)	58,252	*	*
Michael J. Merriman(1)	8,742	*	*
Clifford D. Nastas(1)	4,254	*	*
Baiju R. Shah(1)	27,445	*	*
Gordon Sutherland(1)	26,600	*	*
All executive officers and Directors as a group (14 persons)(1)	822,230	2.6%	2.1%
____________________

*	Less than 1%.

**
None of the director or executive officers beneficially owned Class B common shares as of February 19, 2016. All holders of Class B common shares are entitled to ten votes per share and are entitled to convert any or all of their Class B common shares to common shares at any time, on a share-for-share basis. In addition, Invacare may not issue any additional Class B common shares unless the issuance is in connection with share dividends on, or share splits of, Class B common shares.

(1)
The common shares beneficially owned by Invacare's executive officers and directors as a group include an aggregate of 396,523 common shares which may be acquired upon the exercise of stock options during the 60 days following February 19, 2016. For the purpose of calculating the percentage of outstanding common shares and voting power beneficially owned by each of Invacare's executive officers and directors, and all of them as a group, common shares which they had the right to acquire upon the exercise of stock options within 60 days of February 19, 2016 are considered to be outstanding. The number of common shares that may be acquired upon the exercise of such stock options for the noted individuals is as follows: Mr. Gudbranson,169,300 shares; Mr. LaPlaca, 79,950 shares; Mr. Delaney, 16,569 shares; Dr. Harris, 16,569 shares; General Jones, 6,343 shares; Mr. LaPorte, 7,858 shares; Mr. Merriman, 4,488 shares; Mr. Shah, 4,496 shares and Mr. Sutherland,15,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
The rules of the SEC require us to disclose late filings of reports of stock ownership, and changes in stock ownership, by the Company's directors and executive officers. The Company believes that all of its officers and Directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2015.
CORPORATE GOVERNANCE
How many times did the Board meet in 2015?
During the fiscal year ended December 31, 2015, the Board of Directors held four regular quarterly meetings and four additional meetings. Each director attended at least 75% of the aggregate of (1) the total number of meetings held by the Board of Directors and (2) the total number of meetings held by committees of the Board on which he served during 2015 except for General Jones who attended 63% of the aggregate number of meetings. Board members are expected to attend Invacare's annual meeting of shareholders. Each director then serving on the Board attended last year's annual shareholders meeting.
The directors meet in executive sessions, presided over by the Chairman of the Board, after the end of each of the regularly scheduled quarterly Board meetings. Independent directors meet in executive sessions, presided over by the Company's Lead Director, at least once per year. Presiding over executive sessions in 2015 were Dr. Harris, who served as Lead Director throughout 2015 and as interim Chairman of the Board until May 14, 2015, and Mr. Monaghan, who became Chairman of the Board on May 14, 2015.
What codes of ethics apply to directors, officers and employees?
Invacare has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees. Invacare has also adopted a separate Financial Code of Ethics that applies to its Chief Executive Officer (its principal executive officer), its Chief Financial Officer (its principal financial officer and principal accounting officer) and its controller or persons performing similar functions. Investors can find both codes on the Company's website at www.invacare.com by clicking on the Investor Relations tab and then selecting the Corporate Governance link. Invacare will post any amendments to the codes, as well as any waivers that are required to be disclosed pursuant to the rules of the Securities and Exchange Commission and the New York Stock Exchange, within four business days, on its website.
Employees have been notified that if they have any questions or concerns regarding financial integrity, legal or regulatory compliance, ethical business conduct, or activities that may be improper under the Company’s Code of Business Conduct and Ethics, or otherwise have work related concerns, they are invited to speak with their supervisor, or any other member of management at any time. They also may report any concerns in writing to the Chief Executive Officer or the Chair of the Audit Committee, or submit a report to the Company’s EthicsPoint service.
The Company’s EthicsPoint service is not intended to replace other communication channels already in place. However, if employees have a concern regarding a financial integrity, legal or regulatory compliance, or ethics related matter, or believe they cannot communicate effectively using existing internal channels, they may report the concern through the Company’s EthicsPoint service by telephone or online at http://invacare.ethicspoint.com. Reports through EthicsPoint may be made anonymously and without reprisals for matters reported in good faith.

Has the Board adopted corporate governance guidelines?
The Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines contain principles that, along with the charters of the standing committees of the Board of Directors, provide the framework for Invacare's corporate governance. Among other things, the Corporate Governance Guidelines establish principles relating to:

•	the composition of the Board of Directors, including independence and other qualification requirements;

•	responsibilities and functions of the Board of Directors, such as meeting, orientation and continuing education guidelines;

•	responsibilities of the Chairman of the Board, the Chief Executive Officer and the Lead Director;

•	the establishment and functioning of Board committees;

•	executive sessions of non-management directors;

•	succession planning;

•	Board access to management, and evaluation of the Board and the Chief Executive Officer;

•	communication and interaction by the Board with shareholders and other interested parties;

•	share ownership guidelines for directors and executive officers;

•	engagement by an independent committee of the Board with shareholder proponents following a majority vote on a shareholder proposal; and

•	periodic self-assessment by the Board and each Board committee.
A copy of the Corporate Governance Guidelines can be found on the Company's website at www.invacare.com by clicking on the Investor Relations tab and then selecting the Corporate Governance link.
Who are the current members of the different standing Board committees?

Director	Audit Committee	Nominating and Governance Committee	Compensation and Management Development Committee	Regulatory and Compliance Committee
Michael F. Delaney		*
Marc M. Gibeley	*
C. Martin Harris, M.D.+		**
James L. Jones		*	*
Dale C. LaPorte		*		**
Michael J. Merriman	**		*
Matthew E. Monaghan++
Clifford D. Nastas	*			*
Baiju R. Shah			**	*

*	Member

**	Chair

+	Lead Director and, until May 14, 2015, interim Chairman of the Board

++	Chairman of the Board effective May 14, 2015

What are the principal functions of the standing Board committees?
The Board has an Audit Committee; a Nominating and Governance Committee; a Compensation and Management Development Committee; and a Regulatory and Compliance Committee.
Audit Committee.    The Audit Committee assists the Board in monitoring (i) the integrity of Invacare's financial statements, (ii) the independence, performance and qualifications of Invacare's internal and independent auditors, (iii) Invacare's compliance with legal and regulatory requirements related to the Company's financial statements and accounting policies (iv) Invacare's risk assessment and management process. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board of Directors, a copy of which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. The Audit Committee met eight times during 2015. The Audit Committee met in executive session without management four times in 2015 at the end of its regularly scheduled quarterly meetings.
The Board has determined that each member of the Audit Committee satisfies the current independence standards of the New York Stock Exchange listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Board also has determined that Michael J. Merriman, the Chair of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K. Dan T. Moore, III and Ellen O. Tauscher served on the Audit Committee until their retirement from the Board of Directors on May 14, 2015 at which time Mr. Merriman became Chair and Clifford D. Nastas became a member of the committee. In addition, Baiju R. Shah served on the Audit Committee during 2015 until Marc. M. Gibeley joined the Board of Directors and replaced Mr. Shah on the Audit Committee on November 20, 2015.
Nominating and Governance Committee.    The Nominating and Governance Committee assists the Board (i) in identifying and recommending individuals qualified to become directors and will consider all qualified nominees recommended by shareholders, and (ii) on all matters relating to corporate governance of the Company, including, but not limited to, the development and implementation of the Company's corporate governance policies and guidelines. Each of the current members of the Nominating and Governance Committee is independent within the meaning of the New York Stock Exchange listing standards and Invacare's Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Nominating and Governance Committee, which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. The Nominating and Governance Committee met eight times during 2015. Charles S. Robb served on the Nominating and Governance Committee as co-Chair during 2015 until his retirement from the Board of Directors on May 14, 2015.
Compensation and Management Development Committee.    The Compensation and Management Development Committee assists the Board in developing and implementing (i) executive compensation programs that are fair and equitable and that are effective in the recruitment, retention and motivation of executive talent required to successfully meet Invacare's strategic objectives and (ii) a management succession plan that meets Invacare's present and future needs. See “Compensation Discussion and Analysis” below for additional information on the committee and its activities. Each of the current members of the Compensation and Management Development Committee is independent within the meaning of the New York Stock Exchange listing standards, including the standards in Rule 303A.02(a)(ii), and Invacare's Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Compensation and Management Development Committee, which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. The Compensation and Management Development Committee met eight times during 2015 and met two times in executive session without management present after Committee meetings during the year. Dan T. Moore, III served on the Compensation and Management Development Committee as Chair until his retirement from the Board of Directors on May 14, 2015.
Regulatory and Compliance Committee.    The Regulatory and Compliance Committee assists the Board in its oversight of the Company's legal and regulatory compliance matters, including medical device regulatory compliance, and the Company's governmental affairs and relations activities. Each of the current members of the Regulatory and Compliance Committee is independent within the meaning of the New York

Stock Exchange listing standards and Invacare's Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Regulatory and Compliance Committee, which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. The Regulatory and Compliance Committee met eleven times during 2015. Ellen O. Tauscher served on the Regulatory and Compliance Committee as Chair until her retirement from the Board of Directors on May 14, 2015.
How does the Board manage potential risks?
Risk is inherent in any business and the Company's management is responsible for the day-to-day management of risks that it faces. The Board, on the other hand, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to evaluate the risk management process to ensure its adequacy and to seek assurances that it is implemented properly by management.
The Board believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. At each meeting, the Board of Directors receives presentations from senior management on business operations, financial results and strategic matters, including a quarterly assessment of the sensitivity of the various business, financial, operational, information technology, compliance and human capital risks faced by the Company, and discusses the Company's strategies, key challenges, and risks and opportunities. Relevant members of senior management attend significant portions of the Board's quarterly meetings, as well as many of the Board committee meetings, in order to address any questions or concerns raised by the Board on risk management-related and other matters.
The Board's committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk assessment and management in the areas of financial reporting, internal controls, business and operations, legal and regulatory compliance matters related to the Company's financial statements and accounting policies, human capital and information systems. Enterprise risk assessment reports are provided by management and our internal auditors to the Audit Committee on a quarterly basis. The Regulatory and Compliance Committee assists the Board in its oversight of the Company's legal and regulatory compliance matters generally, including medical device regulatory matters, and the Company's governmental affairs and relations activities. The Compensation and Management Development Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and succession planning for executive officers. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization and structure, code of conduct, insider trading, conflict of interest policies and corporate governance, as well as overseeing the membership and independence of the Board of Directors. From time to time, the Board may establish special committees to assist it in the monitoring and oversight of certain risks. However, while these committees are responsible for evaluating certain risks and overseeing the management of those risks, the entire Board is regularly informed about those risks and committee activities through committee reports.
Does the Board have an Independent Lead Director?
The Company has an independent Lead Director who is responsible for coordinating the activities of the independent directors. Dr. Harris served as interim Chairman of the Board until Matthew E. Monaghan was appointed Chairman on May 14, 2015. Accordingly, Dr. Harris' responsibilities included those of both the Lead Director and Chairman until May 14, 2015. The following are the specific responsibilities of the Lead Director set forth in the Company's Corporate Governance Guidelines:
(i) advising the Chairman of the Board as to an appropriate schedule of Board meetings, seeking to ensure that the independent and non-executive directors can perform their duties responsibly while not interfering with the flow of Company operations;
(ii) providing the Chairman of the Board with input as to the preparation for the agendas for the Board and Committee meetings;

(iii) advising the Chief Executive Officer (with input from the Chairman of the Board) as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent and non-executive directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material;
(iv) interviewing, along with the chair of the Nominating and Governance Committee, all Board candidates, and making recommendations to the Nominating and Governance Committee and the Board;
(v) assisting the Board and Company officers in assuring compliance with the Company's Corporate Governance Guidelines;
(vi) recommending revisions to the Corporate Governance Guidelines as appropriate;
(vii) coordinating and developing the agenda for and moderating executive sessions of the Board's independent directors; acting as principal liaison between the independent directors and the Chairman of the Board and the Chief Executive Officer on sensitive issues;
(viii) evaluating, along with the members of the Compensation and Management Development Committee, the performance of the Chairman of the Board and the Chief Executive Officer; meeting with the Chairman of the Board and the Chief Executive Officer to discuss the Committee's evaluation of performance;
(ix) discussing with the Chairman of the Board and the Nominating and Governance Committee the membership of the various Board Committees, as well as selection of the Committee chairs;
(x) responding to the concerns of any directors, whether or not these concerns are discussed with the full Board;
(xi) with input from the Chairman of the Board, assisting the Nominating and Governance Committee in its role in connection with the annual self-evaluation process of the Board and its committees;
(xii) acting as a resource for, and counsel to, the Chairman of the Board; and
(xiii) performing other responsibilities as delegated by the Board.
A description of the responsibilities of the Lead Director also is included as Exhibit C to Invacare's Corporate Governance Guidelines, which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link.
Why does the Chief Executive Officer serve as the Chairman of the Board?
The Board believes that the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and industry. The Board believes that combining the roles of Chief Executive Officer and Chairman of the Board provides an efficient and effective leadership model for Invacare by fostering clear accountability, effective decision-making, and alignment of corporate strategy. The Board’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company and industry-specific experience and expertise. One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chief Executive Officer and Chairman, together with an independent lead director having the duties described above, is in the best interests of shareholders because it strikes an appropriate balance for the Company; with the CEO also serving as Chairman, there is unified leadership and a focus on strategic development and execution, while the Lead Director helps assure independent oversight of management.

How does the Board determine whether non-employee directors are independent?
To be considered independent under the New York Stock Exchange independence criteria under Section 303A (the “NYSE Standards”), the Board of Directors must determine that a non-employee director does not have a direct or indirect material relationship with Invacare. The Board of Directors has adopted the following guidelines (set forth in the Corporate Governance Guidelines) to assist it in making such determinations:
A non-employee director will be considered independent if he or she, at any time that is considered relevant under the NYSE Standards (subject to any applicable transition rules of the NYSE Standards):
(i) has not been employed by Invacare or its affiliates;
(ii) has not had an immediate family member who has been employed by Invacare or its affiliates as an executive officer;
(iii) has not received, and has not had an immediate family member who has received, more than such annual amount of direct compensation from Invacare as may be considered relevant from time to time under the NYSE Standards, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such deferred compensation is not in any way contingent on continued service);
(iv) has not been a partner of Invacare's present internal or external auditor;
(v) has not had an immediate family member who has been a partner of Invacare's present internal or external auditor;
(vi) has not had an immediate family member who has been a partner or employee of a present or former internal or external auditor of Invacare who worked on Invacare's audit;
(vii) has not been a partner or employee of a present or former internal or external auditor of Invacare who worked on Invacare's audit;
(viii) has not been employed, and has not had an immediate family member who has been employed, as an executive officer of another company where any of Invacare's present executives serve on that company's compensation committee; and
(ix) has not been an executive officer or an employee of another company, and has not had an immediate family member who has been an executive officer of another company, that does business with Invacare and makes payments to, or receives payments from, Invacare for property or services in an amount that, in the most recent fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.
Additionally, the following commercial and charitable relationships will be considered immaterial relationships and a non-employee director will be considered independent if he or she does not have any of the relationships described in clauses (i) - (ix) above, and:
(i) is not an executive officer of another company, and does not have an immediate family member who is an executive officer of another company, that is indebted to the Company, or to which Invacare is indebted, where the total amount of either company's indebtedness to the other is more than 5% of the total consolidated assets of the other company and exceeds $100,000 in the aggregate; and
(ii) does not serve, and does not have an immediate family member who serves, as an officer, director or trustee of a foundation (other than Invacare's foundation), university, charitable or other not for profit organization, and Invacare's, or Invacare foundation's, annual discretionary charitable contributions (any matching of employee charitable contributions will not be included in the amount of contributions for this purpose) to the organization, in the aggregate, are more than 5% percent of that organization's total annual revenues (or charitable receipts in the event such organization does not generate revenues).

In the event that a non-employee director has a relationship of the type described in clauses (i) or (ii) in the immediately preceding paragraph that falls outside of the “safe harbor” thresholds set forth in such clauses (i) and (ii), or if the director had any such relationship during the prior three years that fell outside of such “safe harbor” thresholds, then in any such case, the Board of Directors annually shall determine whether the relationship is material or not, and therefore, whether the director would be independent or not. If any relationship does not meet the categorical standards of immateriality set forth in clauses (i) and (ii) in the immediately preceding paragraph, Invacare will explain in its next proxy statement the basis for any Board of Directors determination that such relationship is immaterial.
In addition, any director serving on the Audit Committee of Invacare may not be considered independent if he or she directly or indirectly receives any compensation from Invacare other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service).
The Board examined the transactions and relationships between Invacare and its affiliates and each of the directors, any of their immediate family members and their applicable affiliates. Based on this review, the Board affirmatively determined that each of the directors, other than Mr. Monaghan, is independent and does not have any direct or indirect material relationship with Invacare pursuant to the categorical standards set forth in Invacare's Corporate Governance Guidelines and the NYSE Standards.
How are proposed director nominees identified, evaluated and recommended for nomination?
The Nominating and Governance Committee will seek candidates for an open director position by soliciting suggestions from Committee members, the Chairman of the Board, incumbent directors, senior management or others. The Committee also may retain a third-party executive search firm to identify candidates from time to time. In 2015, the Company retained such an executive search firm which identified Mr. Gibeley as a candidate. Additionally, the Committee will consider any unsolicited recommendation for a potential candidate to the Board from Committee members, the Chairman of the Board, other Board members, management or shareholders. The Committee will accept shareholder recommendations regarding potential candidates for the Board, provided that shareholders send their recommendations to the Chair of the Nominating and Governance Committee, c/o Executive Offices, Invacare Corporation, One Invacare Way, Elyria, Ohio 44035, with the following information:

•	The name and contact information for the candidate;

•
A brief biographical description of the candidate, including his or her employment for at least the last five years, educational history, and a statement that describes the candidate's qualifications to serve as a director;

•
A statement describing any relationship between the candidate and the nominating shareholder, and between the candidate and any employee, director, customer, supplier, vendor or competitor of Invacare; and

•	The candidate's signed consent to be a candidate and to serve as a director if nominated and elected, including being named in Invacare's proxy statement.
Once the Nominating and Governance Committee has identified a prospective candidate, the Committee makes a determination whether to conduct a full evaluation of the candidate. This initial determination is based primarily on the Board's need to fill a vacancy or desire to expand the size of the Board, the likelihood that the candidate can meet the Nominating and Governance Committee's evaluation criteria set forth below, as well as compliance with all other legal and regulatory requirements. The Nominating and Governance Committee will rely on public information about a candidate, personal knowledge of any committee or Board member or member of management regarding the candidate, as well as any information submitted to the Committee by the person recommending a candidate for consideration. The Nominating and Governance Committee, after consultation with the Chairman of the Board, will decide whether additional consideration of the candidate is warranted.

If additional consideration is warranted, the Nominating and Governance Committee may request the candidate to complete a questionnaire that seeks additional information about the candidate's independence, qualifications, experience and other information that may assist the Committee in evaluating the candidate. The Committee may interview the candidate in person or by telephone and also may ask the candidate to meet with senior management and/or other directors. The Committee then evaluates the candidate against the standards and qualifications set out in the Nominating and Governance Committee's charter. While the Board does not maintain a policy regarding the diversity of its members, the Nominating and Governance Committee charter specifies that a director should have a range of experience and knowledge relevant to the Company, and that such relevant experience and knowledge may be gained through diverse or unique life experiences. The Nominating and Governance Committee and the Board believe that the current Board composition reflects a diverse group of individuals with relevant knowledge and experience that greatly benefits the Company. Additionally, the Nominating and Governance Committee will consider other relevant factors as it deems appropriate (including independence issues and familial or related party relationships).
Before nominating an existing director for re-election at an annual meeting, the Committee will consider:

•	The director's value to the Board; and

•	Whether the director's re-election would be consistent with Invacare's governance guidelines.
After completing the Nominating and Governance Committee's evaluation of new candidates or existing directors whose terms are expiring, if the Committee believes the candidate would be a valuable addition to the Board or the existing director is a valued member of the Board, then the Nominating and Governance Committee will make a recommendation to the full Board that such candidate or existing director should be nominated by the Board. The Board will be responsible for making the final determination regarding prospective nominees after considering the recommendation of the Committee. These procedures were adhered to with respect to nominees for election at this meeting, who were unanimously recommended by the Nominating and Governance Committee and the entire Board of Directors.
How can shareholders and other interested parties communicate with the Board?
Shareholders and other interested parties may communicate their concerns directly to the entire Board or specifically to non-management directors of the Board. Such communications may be confidential or anonymous, if so designated, and may be submitted in writing to the following address: Shareholder Communication, c/o Executive Offices, Invacare Corporation, One Invacare Way, Elyria, Ohio 44035. The status of all outstanding concerns addressed to the entire Board or only to non-management directors will be reported to the Chairman of the Board or to the chair of the Nominating and Governance Committee, respectively, on a quarterly basis.
Does the Company have a Director Orientation Program?
All new directors will be provided an orientation to acquaint them with the Company’s business, history, strategy, plans, financial statements, compliance programs, Corporate Governance Guidelines, Code of Business Conduct and Ethics, Insider Trading Policy, and public reporting and disclosure requirements and the Company’s related policies and practices. New directors will also be introduced to the Company’s senior leadership team, internal auditors, and independent auditors. In addition, from time to time, directors will receive information and updates on legal and regulatory changes that affect the Company, its employees and the operation of the Board. The Nominating and Governance Committee will from time to time make other recommendations regarding further educational opportunities for directors.
Certain Relationships and Related Transactions
The Company has adopted a written policy for the review of transactions with related persons. The policy generally requires review, approval or ratification of transactions involving amounts exceeding $120,000 in which the Company is a participant and in which a director, director nominee, executive officer, or a significant shareholder of the Company, or an immediate family member of any of the foregoing persons, has a direct or indirect material interest. These transactions must be reported for review by the Nominating and Governance Committee. Following review, the Nominating and Governance Committee determines whether to approve or ratify these transactions, taking into account, among other factors it deems appropriate, whether they are on terms no less favorable to the Company than those available with other unaffiliated parties and the extent of the related person's interest in the transaction. The Chairman of the Nominating and Governance Committee has the authority to approve or ratify any related party transaction in which the aggregate amount involved is expected to be less than $1,000,000. The policy provides for standing pre-approval of certain related party transactions, even if the amounts involved exceed $120,000, including certain transactions involving: compensation paid to executive officers and directors of the Company; other companies or charitable organizations where the amounts involved do not exceed $1,000,000 or 2% of the organization's total annual revenues or receipts; proportional benefits to all shareholders; rates or charges determined by competitive bids; services as a common or contract carrier or public utility; and banking-related services. The transactions described below have been pre-approved, reviewed and/or ratified, as the case may be, in accordance with the Company's policy for review of transactions with related persons.
Certain Travel Services. During the first quarter of 2015, Invacare purchased travel services from a third party private aircraft charter company. One of the aircraft available for use by the charter company is owned by an entity owned by former director, A. Malachi Mixon, III, who retired from the Board on June 30, 2015. Invacare paid approximately $80,000 to the charter company in 2015 for use of the aircraft owned by Mr. Mixon. Invacare has confirmed that the transactions were on terms no less favorable to the Company than those the Company would expect to obtain from unrelated parties. The Company ceased all use of private charter aircraft services after April 1, 2015.
Retirement Agreement with A. Malachi Mixon, III. On November 14, 2014, the Company and Mr. Mixon entered into a Retirement Agreement and Release (the “Mixon Retirement Agreement”) memorializing the terms of Mr. Mixon’s retirement and resignation as the Executive Chairman of the Company, effective as of December 21, 2014. The agreement provided that Mr. Mixon would continue his responsibilities as a non-employee member of the Board until he reached the Board’s mandatory retirement age of 75; however, Mr. Mixon subsequently chose to retire from the Board effective June 30, 2015. The principal terms of the Mixon Retirement Agreement provided, or will provide, for the following:

•	Mr. Mixon retired as Executive Chairman, and as an employee of the Company and its subsidiaries, as of December 21, 2014, after more than 35 years of service.

•	Mr. Mixon received a retirement payment in the amount of $245,000 on March 15, 2015.

•
The Company will satisfy its obligations under the Retirement Benefit Agreement between Mr. Mixon and the Company, dated February 4, 2008, which resulted from certain benefits promised to Mr. Mixon by the Compensation Committee in March 2000, as set forth in that agreement, including the following:

◦
an amount of $200,000 per year for the five calendar years following retirement to reimburse Mr. Mixon for office and clerical support, financial and estate planning services, and other reasonable expenses Mr. Mixon incurs in connection with consulting services he provides to the Company pursuant to that agreement (with the full $200,000 amount to be paid each year irrespective of the actual amount of expenses incurred);

◦	up to $30,000 per year for the cost of a private jet or first-class airfare during the five calendar years following retirement;

◦	home security costs of up to $2,000 per year for the five calendar years following retirement; and

◦	the annual premium cost for medical insurance covering Mr. Mixon and his spouse, and his participation in the medical checkup benefit, for the five calendar years following retirement.

•	The Company has amended certain of Mr. Mixon’s outstanding time-based restricted stock awards aggregating 24,300 unvested shares to provide that such shares will continue to vest following retirement in accordance with the vesting schedule in the applicable award agreement through the earlier of the end of the applicable vesting period or Mr. Mixon’s death (in which event unvested shares will vest in his estate or personal representative).

•
All unvested portions of any stock options awarded to Mr. Mixon terminated and expired as of his retirement. Any vested portions of stock options awarded to Mr. Mixon will remain exercisable following retirement for the duration of the term of the applicable option agreement, to the extent provided in the applicable award agreement.

•
The Company reimbursed Mr. Mixon for his reasonable business expenses incurred during 2014 prior to his retirement and for up to $25,000 of his legal fees and expenses incurred in connection with his retirement and the Mixon Retirement Agreement.

•
Mr. Mixon became entitled to any benefits he had accrued under the Company’s retirement benefit plans upon his retirement. Mr. Mixon’s further participation as an active employee under the retirement benefit plans ceased as of his retirement and he will not be entitled to any additional benefit accruals under the plans.

Under the Mixon Retirement Agreement, in order for Mr. Mixon to receive the payments and benefits described in the second, fourth and sixth bullet points above (the "contingent benefits"), Mr. Mixon executed a general release of claims against the Company. Mr. Mixon also agreed to certain confidentiality and non-competition obligations relating to the Company, which will not apply if he does not receive the Contingent Benefits.
Retirement Agreement with John M. Remmers. On April 21, 2015, the Company notified John M. Remmers, the Company’s former Executive Vice President and General Manager of North America and Global Product Development, of the termination of his employment with the Company, effective as of that date. In accordance with the terms of the Employment Agreement between Mr. Remmers and the Company, dated November 20, 2014 (the “Employment Agreement”), and the other Company executive compensation arrangements in which Mr. Remmers participated, in connection with the termination:

•
Mr. Remmers’ employment with the Company terminated effective April 21, 2015 and, in lieu of the 30 days’ notice contemplated under the Employment Agreement, the Company paid Mr. Remmers his regular salary during the 30 day period following termination (the “Notice Period”).

•
Mr. Remmers received continuation of his regular salary (which salary was $437,000 annually) for an initial period of nine months following the end of the Notice Period, and if Mr. Remmers has not commenced other employment, he may receive continuation of such salary for an additional period of up to six months following the initial period, determined on a month-to-month basis based upon whether Mr. Remmers has commenced other employment.

•	Mr. Remmers continued his health care benefits coverage after termination by enrolling in COBRA coverage, which was available at discounted rates for the first six months following termination.

•
All unvested restricted stock and performance shares awarded to Mr. Remmers were immediately forfeited upon his termination. All unvested portions of any stock option awarded to Mr. Remmers terminated and expired as of his termination. Any vested portions of the stock options remained exercisable for 90 days following termination, to the extent provided in the applicable award agreement.

•
Mr. Remmers’ participation in the Company’s death benefit only plan, and further participation as an active employee under the Company’s retirement benefit plans, ceased as of his termination and he is not entitled to any additional benefit accruals under the retirement benefit plans.

As required under his Employment Agreement, Mr. Remmers executed a general release of claims against the Company.

AUDIT COMMITTEE AND RELATED MATTERS
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.
Report of the Audit Committee
The Audit Committee assists the Board of Directors in its oversight and monitoring of:

•	the integrity of the Company's financial statements;

•	the independence, performance and qualifications of the Company's internal auditors and independent registered public accounting firm; and

•	the Company's compliance with legal and regulatory requirements related to the Company's financial statements and accounting policies.
The Audit Committee's activities are governed by a written charter adopted by the Board of Directors, which is available on the Company's website (www.invacare.com) by clicking on the Investor Relations tab and then the Corporate Governance link.
Each member of the Audit Committee satisfies the independence requirements set forth in the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.
Management has the primary responsibility for the Company's financial statements and the reporting process, including the system of internal and disclosure controls and assessing the effectiveness of internal control over financial reporting. Ernst & Young LLP, the Company's independent registered public accounting firm for 2015, audited the annual financial statements prepared by management and expressed an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. Ernst & Young LLP also audited the Company's internal control over financial reporting as of 2015, and issued an opinion with respect to the Company's internal control over financial reporting as of 2015.
The Company's Vice President of Internal Audit, together with a nationally-recognized third-party auditing firm, as well as other outside expert consulting firms, conducts the Company's internal audit processes. During 2015, the Audit Committee met with the Vice President of Internal Audit and Ernst & Young LLP, with and without management present, to discuss their examinations, their continuing evaluation of the Company's internal and disclosure controls and the overall quality of the Company's internal procedures and controls over financial reporting.
As part of its oversight responsibilities described above, the Audit Committee met and held discussions with management, with Ernst & Young LLP and with the Company's Vice President of Internal Audit relative to the Company's financial reporting. The Audit Committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the audited consolidated financial statements and related schedules with US generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with Ernst & Young LLP the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.
In addition, Ernst & Young LLP provided to the Audit Committee the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526 (Communications With Audit Committees

Concerning Independence), and by all relevant professional and regulatory standards, related to the auditors' independence. The Audit Committee discussed with Ernst & Young LLP its independence from the Company and its management and considered the compatibility of non-audit services with the independence of Ernst & Young LLP.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended 2015 for filing with the Securities and Exchange Commission.
The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for its 2016 fiscal year, and the Company is seeking ratification of such appointment at the 2016 Annual Meeting of Shareholders.

AUDIT COMMITTEE
Michael J. Merriman, Chair
Marc M. Gibeley
Clifford D. Nastas

Independent Registered Public Accounting Firm
The Audit Committee has selected Ernst & Young LLP to continue as the Company's independent registered public accounting firm and to audit the financial statements of Invacare for the fiscal year ending December 31, 2016. The Audit Committee is asking shareholders to ratify this appointment.  Fees for services rendered by Ernst & Young LLP were:

	2015	2014
Audit Fees	$2,831,800	$3,063,700
Audit-Related Fees	21,300	8,600
Tax Fees
Tax Compliance Services	817,000	866,400
Tax Advisory Services	320,900	453,700
	1,137,900	1,320,100
All Other Fees	—	—
Total	$3,991,000	$4,392,400
Audit Fees.    Fees for audit services include fees associated with the audit of the Company's annual financial statements and review of the Company's quarterly financial statements, including fees for statutory audits that are required domestically and internationally and fees related to the completion and delivery of the auditors' attestation report on internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act. Audit fees also include fees associated with providing consents and review of documents filed with the SEC, other services in connection with statutory and regulatory filings or engagements, as well as accounting consultations billed as audit consultations and other accounting and financial reporting consultation and research work necessary to comply with generally accepted auditing standards.
Audit-Related Fees.    Fees for audit-related services principally include fees associated with accounting consultations, audits in connection with proposed or completed acquisitions and other accounting advisory assistance.
Tax Fees.    Fees for tax services include fees associated with tax compliance, advice and planning services.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires advance approval for all audit, audit-related, tax services, and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve certain permitted services, provided that the Chair reports any such decisions to the Audit Committee at its next scheduled meeting. During 2015, no services were provided to the Company by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis describes our compensation programs and how they apply to our executives, including the following individuals:

•	Matthew E. Monaghan, Chairman, President and Chief Executive Officer;

•	Robert K. Gudbranson, Senior Vice President and Chief Financial Officer;

•	Dean J. Childers, Senior Vice President and General Manager, North America;

•	Anthony C. LaPlaca, Senior Vice President, General Counsel and Secretary; and

•	Gordon Sutherland, Senior Vice President and General Manager, Europe, Middle East & Africa (EMEA).
These five individuals are referred to in this proxy statement as the “Named Executive Officers” and they are included in the Summary Compensation Table.
The Company underwent a significant transition in its leadership during 2015, as the Board completed its process of identifying and recruiting a new President and Chief Executive Officer by hiring Matthew E. Monaghan. Mr. Monaghan joined the Company as President and Chief Executive Officer in April 2015, and was later appointed Chairman of the Board. Robert K. Gudbranson, who had been serving in the dual roles of Interim President and Chief Executive Officer, and Chief Financial Officer, resumed his responsibilities as Senior Vice President and Chief Financial Officer following the arrival of Mr. Monaghan. Dean J. Childers, who began with the Company as Senior Vice President - Strategic Initiatives in April 2015, was promoted to the position of Senior Vice President and General Manager, North America, in June 2015, and was appointed as an executive officer in September 2015. Gordon Sutherland, who has been serving as Senior Vice President and General Manager, EMEA, also was appointed as an executive officer in September 2015.
As part of the Company’s transformation under the leadership of Mr. Monaghan, the Company established two objectives intended to ensure it becomes sustainably competitive and profitable. The Company’s first objective is to excel at designing, producing and distributing products based on a thorough application of the principles of quality. These efforts extensively engaged the entire management team. The Company transformed its expectations of quality by making it the responsibility of every associate. This comprehensive focus on quality is expected to lead to product innovations that make a clinical difference and result in higher customer satisfaction, share gains and better economic returns to reinvest for further growth. Through this focus and commitment, the Company also made progress on the remediation of its consent decree with the United States Food and Drug Administration (“FDA”), most notably receiving and submitting to the FDA in February 2016 the independent expert auditor’s certification of substantial compliance for the third phase of the consent decree.
The Company’s second priority related to its application of resources on specific activities that it believes will drive profit and cash. In 2015, the Company began to shift its focus to product areas that have a greater clinical impact, where it has an opportunity to create a sustainable competitive advantage with its investment in technology and to excel by applying high standards to product features, performance and production methods. The Company is focused on areas where it believes better returns can be made for its resources, and it will look for more efficient ways to convey lower margin less differentiated products. This may result in periods of lower net sales, but is expected to improve gross margin as a result of a more favorable mix of products. The early impact of this strategy combined with continued management of working capital was reflected in the fourth quarter 2015 financial results.

Compensation Program Highlights
The Company’s compensation program is designed to further the Company’s business goals, core values and shareholder interests by enabling the Company to attract and retain the talented executive leadership necessary for the recovery, growth and success of the Company’s business and motivating its executives to exert the maximum possible effort to further the interests of shareholders, even through challenging times.
The major components of the Company’s executive compensation program are base salary, annual cash bonuses, long-term equity compensation through performance-based shares and restricted stock, and other employee and executive benefits. The Compensation and Management Development Committee (the “Compensation Committee”) uses market compensation information and an independent compensation consultant to ensure that the executive compensation program is competitive relative to companies with which Invacare competes for executive talent.
Several significant developments are reflected in the compensation reported for 2015 for the Named Executive Officers, including the following:

•
The Company entered into an employment agreement with Mr. Monaghan as President and Chief Executive Officer, which specifies his initial annual salary and annual target incentive amount under the Company’s Executive Incentive Bonus Plan and provides for, among other things, an annual grant of performance-based restricted shares and time-based restricted shares under the Company’s Long-Term Incentive Plan (LTIP), a one-time inducement award of time-based restricted shares and certain severance protection and change of control benefits;

•
In recognition of Mr. Gudbranson’s extraordinary service to the Company as its Interim President and Chief Executive Officer prior to the hiring of Mr. Monaghan, Mr. Gudbranson’s annual salary as Senior Vice President and Chief Financial Officer was increased and he received a special one-time award of time-based restricted shares;

•
In light of the Company’s focus in 2015 on cash management and enhancing enterprise-wide quality, the Company’s 2015 annual cash bonus program was structured to be based 80% on the achievement of free cash flow goals with monthly, quarterly and annual targets and 20% based on the achievement of certain quality system remediation milestones;

•
The Company achieved free cash flow performance during 2015 substantially in excess of the maximum established performance goals, particularly in the third and fourth quarters, and achieved one of two quality system remediation goals in the second half of 2015, which together resulted in bonuses being paid in March 2016 to the Named Executive Officers under the 2015 annual cash bonus program at 100% of the target level;

•
The Compensation Committee granted performance-based share awards and time-based restricted stock awards under the long-term incentive plan (LTIP) for Named Executive Officers in amounts intended to make long-term, performance-based compensation a significant component of the Named Executive Officers’ total compensation, and thereby further align executive compensation with the interests of shareholders;

•
The time-based restricted stock granted in 2015 under the LTIP vests ratably over three years, which was a change in the vesting structure from the three-year “cliff” vesting used for awards made in 2014.

•
The performance shares granted in 2015 under the LTIP vest based 100% on the Company’s achievement of pre-tax adjusted earnings per share performance goals established by the Compensation Committee for performance for the year ending December 31, 2017;

•
In connection with joining the Company in April 2015, Mr. Childers received a $100,000 signing bonus and a one-time inducement award of time-based restricted shares, and received an additional award of time-based restricted shares following his promotion to Senior Vice President and General Manager, North America, in June 2015; and

•
The Company maintained the reduced Company discretionary quarterly contributions into the Invacare Retirement Savings Plan and DC Plus Plan and the suspension of Company contributions and interest accruals under the SERP, which suspension was initially implemented in 2011;

Impact of Last Year’s Say on Pay Vote. At the 2015 Annual Meeting, the Company’s shareholders approved the compensation of the Company’s Named Executive Officers, with holders of approximately 98% of the votes cast voting in favor of the proposal commonly known as “say on pay.” The Board of Directors has determined that say on pay votes will be held annually until the next shareholder vote on the frequency of say on pay votes.
The Compensation Committee considered the results of the 2015 say on pay vote and believes that the approval of the proposal indicated that shareholders are supportive of the Company’s executive compensation program and its philosophy and objectives. Accordingly, the Compensation Committee believes that its executive compensation decisions in 2015 are consistent with the philosophy and objectives that the Company’s shareholders approved in 2015.
Objectives of the Compensation Program
The Company’s executive compensation is intended to:

•	reward its executives for sustained financial and operating performance and leadership excellence;

•	align the executives’ interests with those of the Company’s shareholders; and

•	encourage them to remain with the Company for long and productive careers.
Design of the Compensation Program
The major components of the Company’s 2015 executive compensation program, the primary purpose of each component and the form of compensation of each component are described in the following table.

Component	Primary Purpose	Form of Compensation
Base Salary	Provides base compensation for day-to-day performance of job responsibilities; recognizes individual skills, competencies, experience and tenure with the Company.	Fixed, short-term cash compensation.

Annual Bonus	Incentivizes and rewards performance over the year based on achieving aggressive annual performance goals.	Variable or performance-based, short-term cash compensation.

Performance-Based Share Awards	Encourages improvement in the long-term performance of the Company, particularly share price appreciation, thereby aligning interests of executives with the interests of shareholders.	Variable or performance-based, long-term equity compensation, which vests at the end of a three-year period based upon the achievement of financial performance goals.

Time-Based Restricted Stock	Attracts and retains executives and further aligns interests of executives with the interests of shareholders.	Fixed, long-term equity compensation, which vests ratably over a three-year period.

Other Employee and Executive Benefits	Provides a broad-based executive compensation program for employee retention, retirement and health; provides management continuity in the event of an actual or threatened change of control.
Employee benefit plans, programs and arrangements generally available to all employees; executive retirement and savings programs; limited perquisites and executive life insurance program; severance and change of control benefits.

The executives are compensated principally by using a combination of fixed and performance-based compensation and annual and long-term compensation, which are delivered in cash and equity-based awards. The Compensation Committee does not have a specific policy on the desired mix between fixed and variable, short and long-term, and cash and equity compensation.
The Compensation Committee used compensation data from pay surveys and from its comparative group, which is referred to as “market compensation” in this section, as well as input from the Compensation Committee’s independent compensation consultant and from each of the Interim President and Chief Executive Officer and the Senior Vice President of Human Resources, to assist it in determining whether the Company’s compensation is competitive and reasonable. While the Compensation Committee considers market compensation practices, it strives to incorporate flexibility in the Company’s compensation programs and in the assessment process in order to respond to and adjust for, if appropriate, the evolving business environment, including market conditions, which may be beyond management’s control.
Compensation Decisions in 2015
The Compensation Committee’s decisions are based on its assessment of each executive’s performance during the year against a variety of factors which may include corporate and personal goals, leadership qualities, operational performance, business responsibilities, current compensation arrangements and long-term potential to enhance shareholder value. Among the factors which may be considered are key financial measurements, strategic objectives, product improvement and innovation, individual achievements, organizational leadership and high integrity. In annually setting an executive’s target compensation, the Company does not necessarily adhere to rigid formulas or react immediately to short-term changes in business performance.
For each of the major components of the Company’s executive compensation program, the following table summarizes the Company’s target level of compensation relative to market compensation and the Company’s actual level of compensation relative to market compensation for 2015.

Component	Target Level	Actual Level for 2015
Base Salary	50th percentile of market compensation.	Named Executive Officers at approximately 50th percentile.

Annual Bonus	50th percentile of market compensation, based on annual performance goals.	Bonuses paid to Named Executive Officers at approximately 50th percentile.

Total Cash Compensation (Base Salary + Annual Bonus)	50th percentile of market compensation.	Named Executive Officers at approximately 50th percentile.

Long-Term Equity Incentive Awards (Performance-Based Share Awards + Time-Based Restricted Stock)	Below the 50th percentile of market compensation.	All Named Executive Officers below 50th percentile.
Base Salary.    Base salary provides executives with a base level of income. The Company establishes salary levels reflective of the executive’s skills, competencies, experience and individual performance. As a result, changes in salary focus primarily on an assessment of the executive’s performance in relation to the executive’s responsibilities. In addition, the Compensation Committee reviews market compensation data, which provides a comparison of the executive’s salary level relative to the salary levels of the executive’s peers.

The Compensation Committee also considered:

•	how each executive performed in relation to the executive's responsibilities during the previous year (other than those executives who were new to the Company in 2015);

•	each executive's potential future contributions to the Company; and

•	each executive's particular talents, unique skills, experience and depth of industry knowledge.
Based on these considerations and in accordance with his employment agreement with the Company, the Compensation Committee set Mr. Monaghan’s salary at $750,000 on an annualized basis. Mr. Childers’ annual salary was initially set at $350,000 on an annualized basis, and was subsequently increased to $380,000 in connection with his promotion to Senior Vice President and General Manager, North America, in June 2015.
With respect to other Named Executive Officers, the Compensation Committee determined that their salaries should be modified as follows:

•
In recognition of his extraordinary service to the Company as Interim President and Chief Financial Officer, Mr. Gudbranson received a salary merit increase of 9% compared to his salary as in effect prior to his appointment as Interim President and Chief Financial Officer; and

•	Messrs. Sutherland and LaPlaca each received a salary merit increase of 5.0% in recognition of their respective individual performance and evaluation against market comparisons.
Annual Cash Bonus.    The Company provides each executive with an opportunity to earn an annual cash bonus under the Company’s shareholder-approved Executive Incentive Bonus Plan. All of the Company’s executives participate in the bonus plan. The annual bonus plan is intended to provide an opportunity and incentive to compensate the executives for achieving challenging annual performance goals that are indicative of overall Company performance.
Each year, the Compensation Committee reviews and approves annual bonus plan performance goals. In light of the Company’s primary focus in 2015 on cash management and the continued challenges presented to the Company’s business by the FDA consent decree that became effective in December 2012 and its effects on the Company’s operating results, the Compensation Committee established bonus targets for 2015 based on the following:

•	80% of each executive’s respective target bonus to be earned based upon the Company’s achievement of free cash flow goals measured on a monthly, quarterly and annual basis; and

•
20% of each executive’s respective target bonus to be earned based upon the Company’s achievement of certain quality system remediation milestones, including completion of the third expert certification audit required under the FDA consent decree.

Free cash flow for purposes of the bonus determination is defined as the Company’s net cash provided by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.
The Compensation Committee and senior management believe that free cash flow provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt and fund continuing operations. Further, the Compensation Committee and senior management view progress toward quality system remediation and the completion of the expert certification audit required under the FDA consent decree as important to the recovery of the Company’s business. In light of these factors, the Compensation Committee determined that, of the various performance measurements that could be used, these were the most appropriate metrics for measuring the Named Executive Officers’ performance for 2015 for purposes of the Executive Incentive Bonus Plan.

In determining the appropriate targets for 2015, the Compensation Committee reviewed and discussed several items, including previous years’ results, the Company’s forecasted annual operating plan, the anticipated effects of the FDA consent decree, and the recommendations of senior management. The Compensation Committee also considered the significant negative cash flow impact of executive retirement benefit payments of $24,651,000 required primarily from the Company's long-standing benefit plans. The Compensation Committee sought to establish performance goals which would:

•	incentivize management to focus on achieving those goals most important to the recovery of the Company’s business in light of the FDA consent decree;

•	be challenging, but achievable, and indicative of meaningful progress in light of the Company's significant business challenges; and

•	if achieved, support paying executives total cash compensation targeted at approximately the 50th percentile of market compensation.
Under the bonus plan:

•	The Company must exceed a minimum free cash flow performance at year-end 2015 (the "Minimum Threshold") in order for participants to be eligible for any bonus with respect to 2015 under the plan;

•
Year-to-date free cash flow is measured monthly and quarterly during the year, with 5% of the free cash flow target bonus amount earned on a monthly basis and an additional 10% of the free cash flow target bonus amount earned on a quarterly basis based on measuring year-to-date free cash flow compared to internally budgeted amounts (the “Monthly/Quarterly Earned Amount”);

•
Free cash flow is then measured at year-end, and if the Company exceeds the Minimum Threshold free cash flow for the year-end 2015, then the Monthly/Quarterly Earned Amount is multiplied by a “year-end multiplier” determined based on the following table (the “Year-End Multiplier”):

Year End Multiplier
Negative Free Cash Flow at Year-End 2015 *	Payout (As a % of NEO’s 80% Target Amount)
$(34,775,000)	0%
$(31,175,000)	90%
$(29,690,000)	100%
$(25,979,000)	150%
_____

* Includes impact of executive retirement payments of $24,651,000 in 2015.

•	80% of the executive officers’ target bonus amount is determined using the product of the Monthly/Quarterly Earned Amount and the Year-End Multiplier; and

•
The remaining 20% of the executive officers’ target bonus amount is determined as follows: (i) 10% becomes payable if the Company’s third-party consulting firm certifies to the Company’s achievement of certain quality improvement process milestones by September 30, 2015, and (ii) 10% becomes payable if, by December 31, 2015, the Company’s third-party expert auditor provides its third certification report as required by the FDA consent decree.

The Compensation Committee determines target and maximum bonus levels for each executive when the executive first becomes eligible to participate in the Executive Incentive Bonus Plan. The Compensation Committee then annually reviews target and maximum annual bonus levels for each executive as a percentage of the executive’s salary. Total annual cash compensation for the Named Executive Officers is generally targeted at or near the market median. Taking into account the same factors discussed above with respect to base salary, the Compensation Committee also considers whether the executive’s individual performance and level of responsibilities warrant a change in the bonus target percentage from the previous level. The Compensation Committee does not take into account awards earned under other reward programs in determining annual bonus opportunities.
In establishing the 2015 target bonuses for each of the Named Executive Officers, the Compensation Committee reviewed the target amounts as a percentage of salary that had been established for each of the Named Executive Officers in prior years (or, with respect to the Named Executive Officers that were hired or promoted in 2015, the target amounts for the individuals that previously held such Named Executive Officers’ positions in prior years) and determined to make no change, except that Mr. Sutherland’s target amount was increased from 45% to 50% in connection with his being named an executive officer in 2015. The following table shows the 2015 target and actual cash bonus levels, as a percentage of salary, for each Named Executive Officer based upon the Company’s 2015 performance goals, and upon the actual results achieved by the Company for 2015.

	Incentive Amount as a Percentage of Salary
Named Executive	Target	Actual
Mr. Monaghan	100%	100%
Mr. Gudbranson	75% (100% as Interim CEO)	83.6%*
Mr. Childers	75%	105%
Mr. LaPlaca	75%	75%
Mr. Sutherland	50%	55%
_____
* Reflects the three months of 2015 that Mr. Gudbranson served as Interim President and Chief Executive Officer with a 100% target level.
The Company achieved 2015 reported free cash flow of $13,940,000. The proceeds from the sale lease-back transaction were excluded from the 2015 bonus targets when established. Accordingly, free cash flow for purposes of bonus performance was negative $9,060,000, excluding the proceeds from the real estate sale and lease-back transactions in April 2015. This free cash flow performance was significantly in excess of the maximum established performance goals, largely based on second half performance, and the Company achieved one of the two quality system remediation goals in 2015. Therefore, the overall bonus achievement percentage was determined as follows:

•	The product of the Monthly/Quarterly Earned Amount and the Year End Multiplier was 112.5%, and applying the 80% weighting factor, resulted in 90% overall achievement for free cash flow; and

•	The Company achieved one of the two quality system remediation milestones, or 50%, and applying the 20% weighting factor, resulted in 10% overall achievement for the quality system remediation target.
Based on the foregoing, 100% of the target bonuses were earned and paid to Messrs. Monaghan, Gudbranson and LaPlaca. The bonus amounts for Messrs. Childers and Sutherland were based on achievement of their respective performance targets which were established prior to their appointment as executive officers in September 2015 and which included regional free cash flow performance measures and individual objectives. The bonus amounts for Mr. Monaghan and Mr. Childers are based on a prorated salary amount for the respective periods during which Mr. Monaghan and Mr. Childers were employed by the Company during 2015.
Long-Term Equity Compensation Awards.   In 2014, the Compensation Committee adopted a long-term equity compensation program for Named Executive Officers that includes performance-based share awards, referred to as “performance shares”, and time-based restricted stock awards, referred to as “restricted stock”. The program is intended to make long-term, performance-based compensation a more significant component of the Named Executive Officers’ total compensation so as to further align executive compensation with the interests of shareholders, and was continued by the Compensation Committee in 2015.

The Compensation Committee approved a long-term equity compensation program for 2015 with values weighted 50% in performance shares and 50% in restricted stock. This mix of equity awards is intended to provide incentives to increase shareholder value by achieving objectives that will support future value creation and manage shareholder dilution and compensation expense, and is a shift in mix from 70% in performance shares and 30% in restricted stock the previous year to address concerns of executive retention at a critical time for the Company, when setting reasonable performance goals is complicated by the challenges presented by the FDA consent decree.
In making equity awards in 2015, the Compensation Committee reviewed information provided by its independent compensation consultant regarding the median market value of long-term compensation awards, as well as median market value of total direct compensation. Equity award guidelines for Named Executive Officers were generally developed around target grant values at 90% of the market median according to each executive’s salary and target cash compensation level, organizational level, reporting relationships and job responsibilities. The Compensation Committee determined to target the grants at 90% of the market median in light of the Company’s relatively low stock price, its overall financial condition at the time of grant and to manage shareholder dilution. In granting the awards, the Compensation Committee sought to enhance the alignment of executive compensation with the interests of shareholders and incentivizing executives to achieve more specific Company performance goals.
The Compensation Committee then considered each Named Executive Officer’s performance utilizing the same factors considered in setting the executive’s base salary levels, the Company’s performance in 2015, and the potential dilutive effect of the equity awards and the tax deductibility of the awards. No particular weight was assigned to any one of these areas. Outstanding long-term equity awards granted in prior years and held by an executive generally are not considered when the Compensation Committee makes its determinations regarding new grants of long-term equity compensation.
The long-term equity compensation granted in 2015 to the Named Executive Officers resulted in annual grants of performance shares and restricted stock at combined values within the targeted range for each of these individuals. Awards granted in 2015 to each of the Named Executive Officers are set forth in the Grants of Plan-Based Awards for Fiscal Year 2015 Table.
Performance Shares.    The performance shares granted in 2015 vest based on the levels of achievement of pre-defined performance goals established by the Compensation Committee, for the performance period beginning January 1, 2015 and ending December 31, 2017. For the performance period the Compensation Committee established threshold, target, and maximum performance levels, together with corresponding payout levels for each performance level. Vesting of the awards is interpolated on a straight-line basis for actual performance levels between threshold and target and between target and maximum performance levels. Each vested performance share represents the right to receive one common share of the Company.
The performance goals for the 2015 performance share awards are based on targets for pre-tax adjusted earnings per share (“Pre-Tax Adjusted EPS”). Pre-Tax Adjusted EPS is defined as 2017 adjusted pre-tax earnings divided by fully diluted shares outstanding as of December 31, 2017. Pre-Tax Adjusted EPS will be calculated based on the Company’s U.S. GAAP continuing operations pre-tax income (or loss), excluding: acquisition impact; convertible debt interest; debt fees or premiums incurred as a result of debt extinguishment; write-offs incurred as result of debt amendments or debt refinancing; non-cash write offs; restructuring costs, both cash and non-cash charges; adjustments reflected in continuing operations but driven by discontinued operations; and any changes in U.S. GAAP accounting principles. The Compensation Committee decided to base performance under the 2015 performance shares on Pre-Tax Adjusted EPS to reward improvement in the Company's underlying operational performance.
The performance shares granted in 2015 may be earned in a range between 0% and 150% of the number of shares specified in the applicable award agreement, depending on whether Company performance for the performance period exceeds the minimum performance threshold up to a maximum award of 150% of target. Awards are interpolated between the minimum threshold and target and between the target and the maximum award of 150% regardless of any excess performance beyond that range.

Because the 2015 performance shares would vest based on the Company's Pre-Tax Adjusted EPS performance at the end of a three-year period, it is difficult to predict the amount of performance shares that may vest, if any, at the end of the performance period. Based on the Company's performance in 2015, it has not accrued any expense for the year ended December 31, 2015, for these performance shares.
Restricted Stock.    The restricted stock granted in 2015 was issued at no cost to the recipient and vests ratably over three years based on continued service by the recipient. The Compensation Committee decided to change the vesting structure of time-based restricted stock awards from the three-year “cliff” vesting used in 2014 in order to strengthen the retention value of the awards. In order to further enhance its retention value, the terms of the restricted stock allow the holder, subject to certain restrictions, to surrender a portion of the vested shares to the Company to cover any minimum tax withholding obligation. The grants of restricted stock provide that the holders of that restricted stock will be entitled to receive cash dividends declared and paid by the Company on the Company’s outstanding common shares only to the extent vested at the time of the dividend.
Special Long-Term Equity Compensation Awards. In connection with the employment of Mr. Monaghan as the Company’s President and Chief Executive Officer, Mr. Monaghan was granted (i) restricted shares with a targeted value of 2.5 times Mr. Monaghan’s salary, prorated for the period during which he was employed during the 2015 calendar year, 70% of which consisted of performance-based restricted shares and 30% of which consisted of time-based restricted shares, and (ii) to further attract Mr. Monaghan to join Invacare, an inducement grant of time-based restricted shares with an aggregate fair market value of $1,000,000 that will vest ratably over three years.
In recognition of Mr. Gudbranson’s extraordinary service to the Company as its Interim President and Chief Financial Officer prior to Mr. Monaghan’s appointment, Mr. Gudbranson was granted a one-time award of time-based restricted shares with an aggregate fair market value of $375,000, which is subject to three-year “cliff” vesting.
In connection with the employment of Mr. Childers as the Company’s Senior Vice President - Strategic Initiatives in April 2015, he was awarded an inducement grant of 11,000 time-based restricted shares that vest ratably over three years. In connection with his subsequent promotion to Senior Vice President and General Manager, North America, in June 2015, Mr. Childers was awarded an additional 20,000 time-based restricted shares which are subject to three-year “cliff” vesting.
Other Arrangements
The Compensation Committee believes that the benefits summarized below are vital to the attraction and retention of talented executives and, thus, to the long-term success of the Company.
Deferred Compensation and Savings Plans.    The Company maintains the plans described below to provide executives with the opportunity to address long-term financial and retirement planning with a degree of certainty and provide financial stability in the event the executives are impacted by unforeseeable factors that are beyond their control.
The Company maintains the Invacare Retirement Savings Plan, a qualified 401(k) defined contribution plan, for its eligible employees, to which the Company has the discretion to make matching and quarterly contributions on behalf of participants, including each of the Named Executive Officers. The amounts of the contributions made by the Company to the Invacare Retirement Savings Plan on behalf of each Named Executive Officer are set forth in a footnote to the Summary Compensation Table, and are consistent with the benefits provided to all other employees who participate in the plan up to the regulatory limits imposed on the plan for highly compensated employees.
The Company provides its highly compensated U.S. employees, including the Named Executive Officers, with the opportunity to participate in the Deferred Compensation Plus Plan (“DC Plus Plan”), a non-qualified contributory savings plan, which allows the executives to defer compensation above the amount permitted to be contributed to the Invacare Retirement Savings Plan. Thus, the DC Plus Plan provides the executives with the opportunity to save additional pre-tax funds for retirement up to the amount that the executive otherwise would have been able to save under the Invacare Retirement Savings Plan but for the regulatory limits imposed on that plan for highly compensated employees. As a result, highly compensated employees are eligible to save for retirement at the same rate (based on percentage of compensation) as other employees. In addition to individual deferrals, the Company has the discretion to provide matching contributions and additional quarterly contributions for participating executives which are similar in percentage to the Company contributions made to employees who participate in the Invacare Retirement Savings Plan. The amounts of the contributions made by the Company on behalf of each Named Executive Officer to the DC Plus Plan are set forth in the Non-Qualified Deferred Compensation Table and a footnote to the Summary Compensation Table. The terms of the DC Plus Plan are further described following the Non-Qualified Deferred Compensation for Fiscal Year 2015 Table.
The Company also provides a Supplemental Executive Retirement Plan, or “SERP,” to Named Executive Officers who were in their respective roles prior to 2011, to supplement other savings plans offered by the Company and to provide replacement compensation for the executive in retirement. The purpose of this plan is to provide for basic life and income security needs and recognize career contributions. The change in the present value of the accumulated benefit obligation to each Named Executive Officer who participates in the SERP is set forth in the Summary Compensation Table. The present value of the aggregate accumulated benefit obligation to each Named Executive Officer under the SERP is included in the Pension Benefits for Fiscal Year 2015 Table, and the terms of the SERP are further described following that table.
Effective July 1, 2011, the Compensation Committee, based on the recommendation of management, (1) reduced the discretionary quarterly contributions by the Company for all participants in the Invacare Retirement Savings Plan and DC Plus Plan from 4% to 1% of total cash compensation and (2) suspended the contributions by the Company for all participants in the SERP and reduced the interest accrual rate under the SERP from 6% to zero. The reductions will remain in effect indefinitely, until such time as the Company or, in the case of the SERP, the Compensation Committee determines to restore them. The Compensation Committee closed the SERP to new participants in 2011.
Perquisites.    Consistent with prior years, the Company provided its Named Executive Officers certain limited perquisites in 2015, which the Compensation Committee believes are reasonable, commensurate with the types of benefits and perquisites provided to similarly situated executives within other companies of comparable size and useful in attracting and retaining executives. They are not tied to individual or Company performance. The Named Executive Officers do not receive any "gross-up" payments to cover the taxes associated with any perquisites. These perquisites include the payment of premiums on specified excess liability insurance (which was discontinued in 2015) and an annual physical exam and health screening. Under Mr. Monaghan’s employment agreement, he is entitled to reimbursement of expenses (no greater than the cost of a refundable business class air ticket) related to his use of his personal airplane for Company business travel under certain circumstances. Mr. Monaghan did not use his personal aircraft in 2015 for Company business travel. Perquisites are reported in the Summary Compensation Table.
Other Benefits. The Company maintains a death benefit only plan in which certain of the Named Executive Officers participate, which is described in Other Potential Post-Employment Compensation. In addition, the Company also provides other benefits such as medical, dental, life and disability insurance to each employed Named Executive Officer in a flexible benefits plan, which also is provided to all other eligible U.S. based employees of the Company.
Severance Benefits. The Company has entered into agreements with each of the Named Executive Officers that provide for the payment of certain severance benefits upon terminations of employment other than terminations following a change of control of the Company. These agreements provide some level of income continuity should an executive’s employment be terminated without cause by the Company, or by the executive for good reason. These agreements are further described under Other Potential Post-Employment Compensation.
Change of Control Benefits.    Each Named Executive Officer also has entered into an agreement with the Company that provides for certain benefits generally payable in the event of a termination following a change of control of the Company. The Company believes that these agreements help retain executives and provide for management continuity in the event of an actual or threatened change of control. They also help to ensure that the interests of executives remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. Finally, they provide some level of income continuity should an executive’s employment be terminated without cause following a change of control. The "double-trigger" nature of the agreements provide for the payment and provision of certain benefits to the executives if there is a change of control of the Company and a termination of the executive’s employment with the surviving entity within two years (three years in the case of Messrs. Gudbranson and LaPlaca) after the change of control. These agreements are further described under Other Potential Post-Employment Compensation.
Policies, Guidelines and Practices Related to Compensation
Role of the Compensation Committee.    The Compensation Committee is comprised of independent directors and is responsible for the approval and administration of the Company’s existing and proposed executive compensation plans. Additional information about the responsibilities of the Compensation Committee is contained in the Compensation Committee’s charter, which is available on the Company’s website at www.invacare.com by clicking on the “Investor Relations” tab and then the “Corporate Governance” link. Additional information about the Compensation Committee is also included in this proxy statement under the caption “Corporate Governance - What are the principal functions of the Board committees?”
Role of the Compensation Committee’s Independent Compensation Consultant.    During 2015, the Compensation Committee retained and was advised by Pay Governance LLC, as an independent compensation consulting firm with respect to executive compensation matters. This engagement was a continuation of the Compensation Committee’s work with Pay Governance LLC in prior years.
The independent compensation consultant’s primary role is to analyze the competitiveness of, and provide recommendations to the Compensation Committee and management on, the structure and amounts of each major element of compensation to be paid to the Company’s executives. During 2015, the independent compensation consultant participated in three of the Compensation Committee’s meetings. The independent compensation consultant’s services included ongoing review, comment, consulting support, advice and/or recommendations related to:

•
compensation for the President and Chief Executive Officer and the other Named Executive Officers, including comparative and peer group information, and in particular, comparative information and structuring advice to assist the Compensation Committee in attracting Mr. Monaghan to join the Company as President and Chief Executive Officer;

•	annual and long-term incentive opportunities;

•	policies and data related to governance and disclosure of executive compensation;

•	preparation of materials provided to the Compensation Committee in connection with its meetings during 2015;

•	emerging trends in executive compensation; and

•	an assessment of risks associated with the Company’s compensation programs.
Pay Governance LLC does not provide the Company with any other consulting or other services outside of those associated with advising the Compensation Committee on the Company’s executive compensation programs. In making its decision to retain the independent compensation consultant for 2015, the Compensation Committee considered the level of the consultant’s fees, the expertise and quality of services it has provided to the Company in the past and the anticipated ability of the consultant to provide objective and independent assistance and advice to the Compensation Committee and to Company management.
The Compensation Committee has considered the independence of Pay Governance LLC in light of SEC rules and New York Stock Exchange listing standards. The Compensation Committee requested and received a letter from Pay Governance LLC addressing the independence of Pay Governance LLC and the partner of Pay Governance LLC involved in the engagement, including the following factors: (1) other services provided to the Company by Pay Governance LLC; (2) fees paid by the Company as a percentage of Pay Governance LLC’s total revenue; (3) policies or procedures maintained by Pay Governance LLC that are designed to prevent a conflict of interest; (4) any business or personal relationships between the partner and any member of the Compensation Committee; (5) any stock of the Company owned by the partner; and (6) any business or personal relationships between the Company’s executive officers and the partner. The Compensation Committee discussed these considerations and concluded that the work performed by Pay Governance LLC and the partner involved in the engagement did not raise any conflict of interest.
Role of Executive Officers.    The Chief Executive Officer and the Senior Vice President of Human Resources provide data analysis and recommendations to the Compensation Committee regarding base salary adjustments, payout levels under annual incentive plans and equity awards for direct reports of the Chief Executive Officer. The Chief Executive Officer does not provide recommendations or input regarding his own compensation programs.
Market Compensation - Survey Data and Comparative Information.    In order to gauge the competitiveness of the Company’s executive compensation levels and help ensure that the Company is positioned to attract and retain qualified executives in the face of competitive pressures, the Compensation Committee retains the independent compensation consultant to identify annually the compensation paid to executives of other companies who are comparable to the Company’s executives. This information is referred to in this section as “market compensation.” The market compensation is derived from a combination of survey data and comparative information from a group of health care equipment and supply companies, as described below.
Survey Data.    The independent compensation consultant annually reviews survey data from nationally recognized compensation and human resources consulting firms and identifies the compensation levels with respect to annual base salaries, cash bonus awards and long-term incentive awards for each executive position paid by companies in the survey. The Compensation Committee bases its compensation decisions, in part, on survey data relating to compensation levels at multi-national, diversified manufacturing companies with annual revenues approximating $1.8 billion for the most recently completed year. Survey data relating to compensation levels at companies with higher revenues than the Company are used to provide the Compensation Committee with perspective on how the compensation program could change as the Company evolves. The independent compensation consultant uses regression analysis to adjust for differences in company size in generating comparative data for purposes of determining competitive compensation levels for a company with revenue similar to the Company’s. This analysis assists the independent compensation consultant in translating data from companies within the surveys into information that can be more directly compared to the compensation levels for a company more comparable in size to the Company. The companies represented in the survey data include more companies than those represented in the peer group in the stock performance graph included in the Company’s 2015 annual report, which reflects the Company’s view that a broad range of companies of comparable size compete with Invacare for senior executive talent.
In addition to survey data, the independent compensation consultant also annually prepares comparative information regarding annual base salaries, cash bonus awards and long-term incentive awards for the named executive officers of a peer group of companies, which in 2015 was composed of 16 companies. All of the peer group companies are in the health care equipment and supply industry, or in similar or related industries, which the Compensation Committee considers to be its primary market for executive talent, particularly for executives in key operations positions. In addition, peers are selected based on revenue, market capitalization and number of employees, and generally have annual revenue ranging from $750 million to $3.0 billion, market capitalization ranging from $1.2 billion to $13.6 billion and a number of employees ranging from 3,500 to 11,800. While the Company’s annual revenue and number of employees approximated the medians of the companies in the group, its market capitalization was below the median; primarily due to the relative decline in the Company’s stock price.

In 2015, the Invacare’s peer group consisted of the following 16 companies:

Bio-Rad Laboratories, Inc. CONMED Corporation The Cooper Companies, Inc. DENTSPLY International Inc. Edwards Lifesciences Corp. Haemonetics Corporation	Hill-Rom Holdings, Inc. Hologic, Inc. Idexx Laboratories, Inc. Mine Safety Appliances Co. ResMed Inc.	Sirona Dental Systems, Inc. STERIS Corporation Teleflex Incorporated Varian Medical Systems, Inc. West Pharmaceutical Services, Inc.
The companies in this group are regularly reviewed and changed from time to time to account for acquisitions, mergers and other business-related changes. For 2015 compensation determination, the Compensation Committee changed the peer group, based upon the recommendation of the independent compensation consultant, by removing C.R. Bard, Inc., Patterson Companies, Inc., St. Jude Medical, Inc. and Zimmer Holdings, Inc., each of which had revenues exceeding $3 billion.
Executive Compensation Adjustment and Recapture Policy.    If the Board of Directors or any appropriate Board committee has determined that any fraud or intentional misconduct by a participant in the Executive Incentive Bonus Plan was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee may take such actions as it deems necessary, in its discretion, to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Executive Incentive Bonus Plan provides that the Board may, to the extent permitted by applicable law, in appropriate cases, require reimbursement of any bonus or incentive compensation paid to the participant for any fiscal period commencing on or after January 1, 2008 if and to the extent that (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) the participant engaged in any fraud or intentional misconduct that significantly contributed to the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the participant had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the participant, authorize legal action, or take such other action to enforce the participant’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case.
The Board of Directors, at the recommendation of the Compensation Committee, adopted a policy providing the Board of Directors with the discretion to recover any equity compensation awarded to a participant on or after January 1, 2008 if the Board of Directors or any appropriate committee has determined that any fraud or intentional misconduct by the participant was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s).
Equity Grant Practices.    The Compensation Committee’s practice is to make annual grant determinations in March of each year, following the expected release of earnings for the prior fiscal year in late January or early February, without regard to whether the Company otherwise is in possession of material non-public information. Accordingly, the Company made its annual grant determinations for 2015 in March.
Equity-based grants also are made occasionally during the course of the year to new hires or to current employees in connection with a promotion or other special recognition. The terms of outstanding equity-based awards also may be amended by the Compensation Committee as part of a termination or retirement package offered to a departing employee. Any two of the Chairman, President and Chief Executive Officer, the Chief Financial Officer and the Senior Vice President of Human Resources may, subject to the approval and ratification of the Compensation Committee, grant equity-based awards to an employee, other than an executive officer, in connection with an offer of employment or promotion, and they may amend any outstanding equity-based grant made to an employee, other than an executive officer, in connection with a termination or retirement package, which amendments may include acceleration of vesting or extension of the employee’s exercise rights up to the final termination date, in the case of a stock option, or the final vesting date, in the case of restricted stock.

Equity Run Rate.    In determining the total number of equity-based grants to be awarded each year, the Compensation Committee attempts to strike a reasonable balance between the benefits achieved by providing incentives to a wide range of key employees of the Company and the shareholder dilution that results from an equity incentive plan. While the Compensation Committee has not set a formal limit on the number of awards which may be granted in any year, over the past five years, the average annual “run rate” of equity awards granted by the Company was 2.1%. For these purposes, “run rate” is defined as the number of equity awards granted in a particular year compared to the total number of outstanding shares. As of December 31, 2015, the Company’s outstanding equity awards were 11.6% of total shares outstanding while shares available for future awards under the 2013 Equity Compensation Plan amounted to another 8.2% of total shares outstanding. The Compensation Committee believes that the percentage of equity awards outstanding is higher than desired but is principally attributable to the length of the vesting period for equity awards (three years, previously four years) and term of stock options when granted (10 years), and the exercise prices of a substantial portion of the outstanding stock options being above the Company’s stock price over the last several years, which has generally resulted in fewer stock options being exercised. As of December 31, 2015, there were 3,782,689 equity awards outstanding under the 2013 Equity Compensation Plan and its predecessor plans of which 1,479,912 or 39.1% were exercisable at prices higher than the market price of the Company’s common shares on that date. In order to reduce the amount of shareholder dilution attributable to grants of equity-based incentives, from 2005 to 2013, the Compensation Committee has granted top level executives a significant component of restricted stock in lieu of a potentially greater number of stock options that might otherwise have been granted to this same group. In 2014, the Compensation Committee ended the practice of granting stock options to executives, and equity awards to executives since then have been comprised of restricted stock and performance share awards. The Compensation Committee expects that its transition to implementing a long-term equity compensation program with performance-based awards will result in a lesser number of shares being granted in the form of equity-based incentives on an annual basis relative to prior years and, thus, further reduce the amount of shareholder dilution attributable to such grants.
Tax Matters.    Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a public company’s chief executive officer and any of its four other highest paid executive officers is not deductible to the company unless the compensation qualifies for an exception. Section 162(m) provides an exception to the deductibility limit for “performance-based compensation” if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied.
To the extent practicable in view of its compensation philosophy, the Company seeks to structure its executive compensation to satisfy the requirements for the performance-based compensation exception under Section 162(m). Nevertheless, based upon the Company’s current compensation structure, the Compensation Committee believes that it is in the best interests of the Company and its shareholders for the Compensation Committee to retain flexibility in awarding discretionary incentive compensation that may not qualify for the exception for performance-based compensation. The Compensation Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on the Company and intends to make a determination with respect to this issue on an annual basis.
 The Compensation Committee also considers the impact of Section 409A of the Internal Revenue Code, and the Company generally seeks to structure its compensation arrangements with its employees to comply with or qualify for an exemption from Section 409A to avoid possible adverse tax consequences that may result from noncompliance.
Stock Ownership Guidelines.    The Company maintains stock ownership guidelines for its directors, Named Executive Officers and other executives for the purpose of aligning the interests of directors and key executives with those of the shareholders of the Company. The guidelines also reinforce the primary reason for offering long-term compensation awards. Moreover, it holds those executives most responsible for creating shareholder value more accountable for that alignment than other employees.

Under the current guidelines of the stock ownership program, executives are expected to own shares equal in value to the following levels:

•	President and CEO - five times base salary

•	CFO - two times base salary

•	Executive and Senior Vice Presidents - two times base salary
The number of shares required to be held by each executive is established by multiplying the applicable executive’s salary by the applicable multiple and dividing by the Company’s average daily stock price for the previous year. The number of shares required to be held by each non-employee director is 7,500 shares. “Stock ownership” is defined to include shares held directly or indirectly by the director or executive, all unvested restricted stock held by the director or executive and 30% of the shares underlying unexercised stock options held by the director or executive that are “in the money” by at least 20%. Directors who have deferred director compensation that they otherwise would have received in cash in a year into the grant of discounted stock options shall be considered, for purpose of the guidelines, to own that number of shares as is determined by dividing 50% of that year’s deferred compensation by the closing sale price of the Company’s common shares at the end of the prior fiscal year.
Directors and executive officers are expected to reach their respective ownership levels under the stock ownership guidelines over five (5) years from their date of hire or promotion, and maintain that level of stock ownership afterward. All of the directors and Named Executive Officers have either met the guidelines or are pursuing goals to meet the guidelines within the established timeframe.
Holding Period. The share ownership guidelines provide that directors and executive officers subject to the guidelines are required to hold their “net shares” until they reach their applicable minimum ownership level, and once they reach the minimum level, they must hold their net shares from equity awards for at least one (1) year after such shares have vested, in the case of restricted stock awards, or have been acquired upon the exercise of stock options. “Net shares” means the difference between the actual shares awarded and any shares sold, surrendered or withheld to pay for taxes or to finance the cost of exercising a stock option.
Derivatives Trading.    As part of its policy relating to the trading of Invacare securities by Company insiders, the Company prohibits an insider from trading in any interest or position relating to the future price of the Company securities, such as a put, call or short sale.
Risk Assessment
The Compensation Committee, with the assistance of the independent compensation consultant, conducted a risk assessment of the Company’s compensation policies and practices for its employees, including those related to the executive compensation programs discussed above. The Compensation Committee, in conducting the assessment, analyzed associated risks and considered mitigating factors. Based upon its review of the assessment and of the material developments in the Company’s compensation policies and practices since the assessment, the Compensation Committee believes that the Company’s compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Report of the Compensation and Management Development
Committee on Executive Compensation
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company's management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and in the Company's definitive proxy statement prepared in connection with its 2016 Annual Meeting of Shareholders.
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Baiju R. Shah, Chair
James L. Jones
Michael J. Merriman

The above Report of the Compensation and Management Development Committee does not constitute soliciting material and should not be deemed filed with the Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. If this Report is incorporated by reference into the Company's Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was at any time during 2015 or at any other time an officer or employee of the Company or any of its subsidiaries. James L. Jones, Michael J. Merriman, Baiju R. Shah and Dan T. Moore, III were the non-employee directors who served on the Compensation Committee during 2015. Mr. Shah was appointed as Chair on May 14, 2015 upon the retirement of Dan T. Moore, III as a director.

Summary Compensation Table
The following table presents the total compensation for the years indicated for the Named Executive Officers of the Company.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non-qualified Deferred Compen-sation Earnings ($)(4)	All Other Compen-sation ($)(5)		Total ($)
Matthew E. Monaghan	2015	562,500	—		2,390,778	—	562,500	—	80,557	(6)	3,596,335
Chairman, President and Chief Executive Officer

Robert K. Gudbranson	2015	543,750	—		1,206,161	—	454,688	9	13,353	(7)	2,217,961
Senior Vice President, Chief Financial Officer and Treasurer	2014	562,018	—		845,491	—	—	5	24,493	(7)	1,432,007
	2013	420,240	—		84,042	180,094	—	5	24,331	(7)	708,712

Dean J. Childers	2015	241,276	100,000	(8)	652,410	—	253,340	—	24,965	(9)	1,271,991
Senior Vice President and General Manager, North America

Anthony C. LaPlaca	2015	389,000	—		325,596	—	291,750	3,797	13,018	(10)	1,023,161
Senior Vice President, General Counsel and Secretary	2014	370,422	—		246,615	—	—	28,281	25,414	(10)	670,732

Gordon Sutherland	2015	414,747	—		325,596	—	228,111	—	80,672	(11)	1,049,126
Senior Vice President and General Manager, Europe, Middle East & Africa

____________________

(1)	Of the amounts disclosed in this column, Mr. LaPlaca deferred $11,113 into the DC Plus Plan during 2014.

(2)
The values reported in this column represent the aggregate grant date fair value, calculated in accordance with ASC 718, Compensation - Stock Compensation, of all restricted stock awarded to each officer during the fiscal year and for all performance-based share awards as the Company estimated, as of the grant date, that achievement of the performance targets would be 100% of target. With respect to the amounts disclosed for Mr. Monaghan and Mr. Childers for 2015, $993,206 of Mr. Monaghan's amount and $221,210 of Mr. Childer's amount were attributable to inducement grants to attract them to join the Company. For a summary of the terms of these awards, see the Grants of Plan-Based Awards Table that follows. For a description of the assumptions made in computing the values reported in this column, see Equity Compensation in the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(3)
The values reported in this column represent the aggregate grant date fair value, calculated in accordance with ASC 718, Compensation - Stock Compensation, of all stock options awarded to each officer during the fiscal year. For a summary of the terms of these awards, see the Grants of Plan-Based Awards Table that follows. For a description of the assumptions made in computing the values reported in this column, see Equity Compensation in the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(4)	The amounts reported in this column represent the amounts accrued as expense by the Company in 2015, 2014 and 2013 in accordance with the requirements of ASC 715, Compensation - Retirement

Benefits, as they relate to the change in present value of the accumulated benefit obligation to the named executives under the SERP. No above market or preferential earnings on nonqualified deferred compensation were earned by any officer in 2015, 2014 or 2013. For a further description of the terms of the SERP, see Supplemental Executive Retirement Plan following the Pension Benefits for Fiscal Year 2015 Table. For a description of the actions taken by the Company relating to its contributions to the SERP, see Compensation Discussion and Analysis.

(5)
Compensation reported in this column includes (i) the value of Company contributions made in each fiscal year on behalf of the officer to the Invacare Retirement Savings Plan or Swiss Retirement Plan (in the case of Mr. Sutherland) and the DC Plus Plan; (ii) in the case of Mr. Sutherland, amounts paid for health and disability insurance policies as well as housing and car allowances, (iii) in the case of Messrs. Monaghan and Childers, amounts for relocation and (iv) the incremental cost to the Company of perquisites provided by the Company, which include: an annual physical exam and health screening. Perquisites are valued on the basis of the aggregate incremental cost to the Company of providing the perquisite to the applicable officer.

(6)	Other compensation for Mr. Monaghan includes, in 2015, $80,557 paid by the Company for relocation.

(7)
Other compensation for Mr. Gudbranson includes (i) in 2015, $7,950 contributed by the Company to the Invacare Retirement Savings Plan and $3,475 contributed by the Company to the DC Plus Plan; (ii) in 2014, $7,800 contributed by the Company to the Invacare Retirement Savings Plan and $2,213 contributed by the Company to the DC Plus Plan; (iii) in 2013, $7,650 contributed by the Company to the Invacare Retirement Savings Plan and $3,032 contributed by the Company to the DC Plus Plan.

(8)	Amount received by Mr. Childers as an inducement bonus to attract him to join the Company.

(9)	Other compensation for Mr. Childers includes, in 2015, $24,015 paid by the Company for relocation and $950 contributed by the Company to the Invacare Retirement Savings Plan.

(10)
Other compensation for Mr. LaPlaca includes (i) in 2015, $7,950 contributed by the Company to the Invacare Retirement Savings Plan and $3,152 contributed by the Company to the DC Plus Plan; (ii) in 2014, $7,800 contributed by the Company to the Invacare Retirement Savings Plan and $3,395 contributed by the Company to the DC Plus Plan.

(11)
Other compensation for Mr. Sutherland includes, in 2015, $47,744 contributed by the Company to the Swiss Retirement Plan, $28,875 as a housing allowance, $2,887 for health and disability insurance and $1,166 as a car allowance.

Grants of Plan-Based Awards For Fiscal Year 2015
The following table shows, for the Named Executive Officers, plan-based awards to those officers during 2015, including restricted stock and performance share awards, as well as other incentive plan awards under the Executive Incentive Bonus Plan.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
			Thres- hold ($)	Target ($)	Maxi-mum ($)	Thres- hold (#)	Target (#)	Maxi-mum (#)
Matthew E. Monaghan	4/1/2015	(1)							52,274			$19.00
	4/1/2015	(2)				500	50,000	75,000				$19.00
	4/1/2015	(3)							22,053			$19.04
	4/1/2015	(2)				15	1,457	2,186				$19.00
	4/1/2015	(4)	14,063	562,500	843,750

Robert K. Gudbranson	3/3/2015	(1)							22,000			$18.95
	3/3/2015	(2)				220	22,000	33,000				$18.91
	3/3/2015	(4)	8,906	356,250	534,375
	4/1/2015	(3)							19,603			$19.04

Dean J. Childers	5/11/2015	(1)							11,000			$20.11
	5/11/2015	(4)	4,156	166,250	249,375
	7/1/2015	(3)							20,000			$21.56

Anthony C. LaPlaca	3/3/2015	(1)							8,600			$18.95
	3/3/2015	(2)				86	8,600	12,900				$18.91
	3/3/2015	(4)	7,294	291,750	437,625

Gordon Sutherland	3/3/2015	(1)							8,600			$18.95
	3/3/2015	(2)				86	8,600	12,900				$18.91
	3/3/2015	(4)	5,184	207,373	311,060

____________________

(1)
Time-Based Restricted Shares granted pursuant to the Invacare Corporation 2013 Equity Compensation Plan (the “2013 Plan”). These shares are scheduled to vest in one-third installments on each of May 15, 2016, May 15, 2017 and May 15, 2018, respectively.

(2)
Performance-Based Restricted Shares granted under the 2013 Plan. These shares are scheduled to vest on December 31, 2017 based on and subject to achieving performance targets. See the Long-Term Equity Compensation Awards discussion in Compensation Discussion and Analysis above for a description of the terms of these awards.

(3)	Time-Based Restricted Shares granted pursuant to the 2013 Plan. These shares are scheduled to vest in full on May 15, 2018, after a three-year "cliff" vesting period.

(4)
On March 3, 2015, the Compensation Committee established performance goals under the Executive Incentive Bonus Plan for the purpose of providing financial incentives for 2015 to certain key employees, including the officers included in the above table. Mr. Monaghan and Mr. Childers were added as participants in the plan upon the commencement of their employment with the Company on April 1, 2015 and May 11, 2015, respectively. Amounts disclosed for Messrs. Monaghan and Childers are their respective threshold, target and maximum amounts prorated for the respective period for which each was employed by the Company during 2015. See the Annual Cash Bonus discussion in Compensation Discussion and Analysis above for a description of the terms of these awards.

Restricted Stock and Performance Share Awards
Each restricted stock and performance share award set forth in the above table was awarded under the 2013 Plan. Under the 2013 Plan and the performance share and restricted stock award agreements entered into in connection with the awards, the Compensation Committee may make certain adjustments to the awards and the awards may be terminated or amended, as further described below.
Vesting. Shares of restricted stock granted in 2015 generally are scheduled to vest in one-third increments over a three year period on each of May 15, 2016, 2017 and 2018. Certain awards are scheduled to vest in full on May 15, 2018 after a three-year "cliff" vesting. Shares of restricted stock granted in 2014 generally are scheduled to vest in full after a three-year "cliff" vesting period. Shares of restricted stock granted prior to 2014 generally are scheduled to vest in 25% increments over a four year period. If the recipient’s employment terminates for any reason other than the recipient’s death, then he or she will forfeit the unvested restricted shares. If the recipient dies during the vesting period, then his or her estate (or designated beneficiary) will become vested in a prorated amount of restricted shares.
Performance shares generally vest after a three-year performance period, based on the level of achievement of predetermined performance goals. If a threshold level of performance is attained, then 1 percent of the target number of performance shares will vest. If the target level of performance is attained, then 100 percent of the target number of performance shares will vest. If performance exceeds the target level, then up to 150 percent of the target number of performance shares may vest. Performance goals for performance shares granted in 2015 are based on pre-tax adjusted earnings per share. Performance goals for performance shares granted in 2014 are based on return on invested capital and pre-tax adjusted earnings per share. Recipients may be entitled to a prorated number of shares, based on actual performance, if their employment terminates during the performance period due to death, disability or retirement.
Dividends and Dividend Equivalents. Recipients are not entitled to receive any dividends that are paid with respect to the Company’s common shares prior to the vesting of their restricted stock or performance shares. Following the vesting of the restricted stock or performance shares, the recipient will become entitled to any dividends that are paid with respect to the vested portion of the shares underlying their restricted stock or performance shares after the applicable vesting date.
Adjustments. In the event of a recapitalization, stock dividend, stock split, reverse stock split, distribution to shareholders (other than cash dividends), or a similar transaction, the Compensation Committee will adjust, in any manner that it deems equitable, the number and class of shares that may be issued under the 2013 Plan and the number and class of shares applicable to outstanding awards.
Termination of Awards. The Compensation Committee may cancel any awards if, without the Company's prior written consent, the participant (1) renders services for an organization, or engages in a business, that is (in the judgment of the Compensation Committee) in competition with the Company, or (2) discloses to anyone outside of the Company, or uses for any purpose other than the Company's business, any confidential information relating to the Company.
Amendment of Awards. The Compensation Committee may, generally, amend the terms of any award under the 2013 Plan, including to waive, in whole or in part, any restrictions or conditions applicable to, or to accelerate the vesting of, any award. This authority is subject to certain restrictions. In particular, the Compensation Committee may not amend an award in a manner that impairs the rights of any participant without his or her consent, or to reprice any stock options or stock appreciation rights at a lower exercise price, unless in accordance with an adjustment in the context of certain corporate transactions described above.
In the event of a change of control of the Company (as defined under the 2013 Plan), the restricted shares and performance shares will continue under their original vesting or performance schedule if the awards are assumed or replaced by the new entity. If, however, the awards are not assumed by the new entity, then, upon the change of control, the restricted stock will fully vest and the performance shares will vest as if a target level of performance was achieved. If the recipient’s employment is terminated without cause or by the recipient for good reason (as both terms are defined in the 2013 Plan) following a change of control, then he or she will fully vest in the restricted shares and vest in the target number of performance shares.
If the Board of Directors or any appropriate committee has determined that any fraud or intentional misconduct by a participant in the 2013 Plan was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee may take, in its discretion, such actions as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Board may, to the extent permitted by applicable law, in all appropriate cases, require forfeiture of any equity compensation awarded to the participant for any fiscal period commencing on or after January 1, 2008 if and to the extent that (1) the amount awarded was calculated, or the vesting of the award was, based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (2) the participant engaged in any fraud or intentional misconduct that significantly contributed to the need for the restatement, and (3) the amount or vesting of the equity compensation award that would have been awarded to the participant had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may terminate the participant's employment, authorize legal action, or take such other action to enforce the participant's obligations to the Company as the Board may deem appropriate in view of all the facts surrounding the particular case.
Equity Compensation
2013 Equity Compensation Plan
The Invacare Corporation 2013 Equity Compensation Plan, which was amended in May 2015, is referred to in this proxy statement as the “2013 Plan”. The 2013 Plan is the Company’s shareholder-approved equity compensation plan, and is the successor to the Company’s 2003 Performance Plan, which expired in 2013. Under the 2013 Plan, directors and employees of the Company and its affiliates may be granted the following types of awards with respect to the Company’s common shares: incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, and performance shares. The maximum number of Company common shares, without par value, available for issuance under the 2013 Plan will not exceed the sum of the following: 3,800,000 shares, plus any shares covered by an award under the 2013 Plan or the Company’s expired 2003 Performance Plan that are forfeited or remain unpurchased or undistributed upon termination or expiration of the award.
Executive Incentive Bonus Plan
The Executive Incentive Bonus Plan was approved and adopted by the shareholders of the Company on May 25, 2005, and was reapproved by the shareholders of the Company on May 20, 2010 and again on May 14, 2015. See the Compensation Discussion and Analysis for a discussion of awards under the Executive Incentive Bonus Plan during 2015.
Purpose. The Executive Incentive Bonus Plan is intended to provide an incentive to the Company’s executive officers to improve the Company’s operating results and to enable the Company to recruit and retain key officers by making the Company’s overall compensation program competitive with compensation programs of other companies with which the Company competes for executive talent.
Administration. The plan is administered by the Compensation Committee, which generally has the authority to determine the manner in which the Executive Incentive Bonus Plan will operate, to interpret the provisions of the plan and to make all determinations under the plan.
Eligibility and Participation. All officers of the Company are eligible to be selected to participate in the Executive Incentive Bonus Plan. The Compensation Committee has the discretion to select those officers who will participate in the plan in any given year. A participant must be employed by the Company on the payment date in order to receive a bonus payment under the Executive Incentive Bonus Plan, unless the officer’s employment is terminated prior to the payment date as a result of death, disability, or retirement, in which case the officer may receive a prorated payment. In 2015, there were six participants in the Executive Incentive Bonus Plan, including the Named Executive Officers.
Awards under the Executive Incentive Bonus Plan. Awards under the plan are designed to ensure that the compensation of the Company’s officers is commensurate with their responsibilities and contribution to the success of the Company based on market levels indicated by compensation data obtained from time to time by the Company or the independent consultant engaged by the Compensation Committee. For each calendar year or other predetermined performance period, the Compensation Committee will establish a target bonus for each eligible officer, which is payable based on the level(s) of achievement of a specified performance goal(s) for the performance period.
Performance Goals. The performance goal(s) for each performance period will provide for a targeted level or levels of performance using one or more of the following predetermined measurements: return on equity; earnings per share; net income; pre-tax income; operating income; revenue; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; cash flow; free cash flow; economic profit; total earnings; earnings growth; return on capital; operating measures (including, but not limited to, operating margin and/or operating costs); return on assets; return on net assets; return on capital; return on invested capital; increase in the fair market value of the shares; or total shareholder return. For 2015, the bonus award was based upon satisfaction of established bonus targets described in the section entitled Compensation Discussion and Analysis.
The performance goal for a performance period is established in writing by the Compensation Committee on or before the latest date permissible to enable the bonus award to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code. During this same time period, the Compensation Committee may adjust or modify the calculation of a performance goal for the performance period in order to prevent the dilution or enlargement of the rights of participants (1) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (2) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions; and (3) in view of the Compensation Committee’s assessment of the Company’s business strategy, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant by the Compensation Committee. However, to the extent any adjustment would cause a bonus award to fail to qualify for the exemption for performance-based compensation under Section 162(m), then the adjustment will apply only to participants who are not Covered Employees. The Compensation Committee may establish various levels of bonus depending upon relative performance toward a performance goal.
The target bonus payable to any officer for a performance period is a specified percentage of the officer’s compensation for the performance period, but in no event will the bonus payable to any officer for a performance period exceed $5,000,000. This maximum bonus amount was set in part to permit the Executive Incentive Bonus Plan to accommodate continued growth of the Company and also to comply with the requirements of Section 162(m).
In the event of a change in control of the Company, the amount payable to each eligible participant in the plan at the time of such change in control would be equal to the greater of (1) the target bonus that would have been paid if the performance goal for the calendar year in which the change in control occurs had been achieved, or (2) the bonus that would have been paid to the participant if the performance goal that was actually achieved during the portion of the calendar year which occurs prior to the change in control is annualized for the entire calendar year.
If the Board of Directors or any appropriate committee has determined that any fraud or intentional misconduct by a participant in the Executive Incentive Bonus Plan was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee may take, in its discretion, such actions as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Board may, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to the participant for any fiscal period commencing on or after January 1, 2008 if and to the extent that (1) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (2) the participant engaged in any fraud or intentional misconduct that significantly contributed to the need for the restatement, and (3) the amount of the bonus or incentive compensation that would have been awarded to the participant had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may terminate the participant’s employment, authorize legal action, or take such other action to enforce the participant’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case.
Amendment and Termination. The Company reserves the right, exercisable by the Compensation Committee, to amend the Executive Incentive Bonus Plan at any time and in any respect, or to terminate the plan in whole or in part at any time and for any reason. Amendments will be subject to the approval of the Company’s shareholders in such manner and with such frequency as is required under Section 162(m).

Outstanding Equity Awards at December 31, 2015
The following table shows, for the Named Executive Officers, outstanding equity awards held by such officers at December 31, 2015.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)		Market Value of Shares or Units of Stock That Have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)
Matthew E. Monaghan							52,274	(1)	909,045
										50,000	(2)	8,695
							22,053	(3)	383,502
										1,457	(2)	253

Robert K. Gudbranson	27,500				22.38	04/01/18
	22,300				25.79	08/20/18
	30,500				20.48	08/19/19
	22,000				25.24	08/18/20
	22,000				24.45	09/02/21
	22,500	7,500	(4)		13.37	08/14/22
							1,450	(5)	25,216
	15,000	15,000	(6)		14.49	03/18/23
							2,900	(7)	50,431
							8,900	(8)	154,771
							8,521	(9)	148,180
										20,800	(10)	3,617
							22,000	(1)	382,580
										22,000	(2)	3,826
							19,603	(3)	340,896

Dean J. Childers							11,000	(1)	191,290
							20,000	(3)	347,800

Anthony C. LaPlaca	20,000				16.55	10/28/18
	16,500				20.48	08/19/19
	12,000				25.24	08/18/20
	11,200				24.45	09/02/21
							750	(5)	13,042.5
	10,125	3,375	(4)		13.37	08/14/22
							1,500	(7)	26,085
	6,750	6,750	(6)		14.49	03/18/23
							3,700	(8)	64,343
										8,600	(10)	1,496
							8,600	(1)	149,554
										8,600	(2)	1,496

Gordon Sutherland	7,500	2,500	(4)		13.37	08/14/22
	5,000	5,000	(6)		14.49	03/18/23
							3,000	(8)	52,170
										6,900	(10)	1,200
							8,600	(1)	149,554
										8,600	(2)	1,496

________________

(1)	The restricted share award vests in one-third annual increments over three years with first vesting commencing May 15, 2016.

(2)
The performance share award has a three-year performance period with payout based on achievement of certain performance goals. The number of shares earned will be determined at the end of the performance period, December 31, 2017. The number of shares disclosed is based on achievement of 100% of target; however, in accordance with Item 402(f)(2) of Regulation S-K, the market value as of December 31, 2015 is based on the achievement of threshold performance, assuming a payout of 1% of the target number of shares.

(3)	The restricted share award vests in full on May 15, 2018 after a three-year "cliff" vesting period.

(4)	The stock option award becomes exercisable in 25% annual increments over four years with first vesting commencing September 30, 2013.

(5)	The restricted share award vests in 25% annual increments over four years with first vesting commencing November 15, 2013.

(6)	The stock option award becomes exercisable in 25% annual increments over four years with first vesting commencing March 31, 2014.

(7)	The restricted share award vests in 25% annual increments over four years with first vesting commencing May 15, 2014.

(8)	The restricted share award vests in full on May 15, 2017 after a three-year "cliff" vesting period.

(9)	The restricted share award vests 50% on November 15, 2015 and 25% on November 15, 2016 and November 15, 2017, respectively.

(10)
The performance share award has a three-year performance period with payout based on achievement of certain performance goals. The number of shares earned will be determined at the end of the performance period, December 31, 2016. The number of shares disclosed is based on achievement of 100% of target; however, in accordance with Item 402(f)(2) of Regulation S-K, the market value as of December 31, 2015 is based on the achievement of threshold performance which would result in the payout of 1% of the target number of shares.

Option Exercises and Stock Vested During Fiscal Year 2015
The following table shows, for the Named Executive Officers, information regarding each exercise of a stock option and each vesting of restricted stock during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew E. Monaghan	—	—	—	—

Robert K. Gudbranson	—	—	1,450	31,349
			1,450	26,506
			1,450	26,506
			8,521	155,764

Dean J. Childers	—	—	—	—

Anthony C. LaPlaca	—	—	750	16,215
			750	13,710
			750	13,710

Gordon Sutherland	—	—	—	—

Pension Benefits for Fiscal Year 2015
The following table presents certain information with respect to the SERP at December 31, 2015 for each of the Named Executive Officers who participate in the SERP.

Name	Plan Name (1)	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Robert K. Gudbranson	SERP	12	(3)	736,065	—
Anthony C. LaPlaca	SERP	7		448,961	—

___________________

(1)
The SERP is the Company's Supplemental Executive Retirement Plan, as amended and restated into a cash balance plan which is intended to work in tandem with the original plan to operate effectively as one plan, as further described below under Supplemental Executive Retirement Plan (collectively, the “SERP”).

(2)
This column presents the actuarial present value of each officer's accumulated benefit under the SERP, computed as of the same pension plan measurement date used for financial statement reporting purposes. For purposes of this calculation, Named Executive Officers are assumed to have worked until their normal retirement age as defined in the SERP, which is the attainment of age 65.

(3)	In consideration of his rejoining the Company in 2008, Mr. Gudbranson was credited with five years of service under the SERP.
Supplemental Executive Retirement Plan
In 1995, the Company established the Supplemental Executive Retirement Plan for certain executive officers to supplement other savings plans offered by the Company to provide a specific level of replacement compensation for retirement. In order to comply with Section 409A of the Code, the Supplemental Executive Retirement Plan was amended and restated, effective as of December 31, 2008, as the Invacare Corporation Cash Balance Supplemental Executive Retirement Plan, which is referred to in this proxy statement as the “SERP.”
Prior to amendment, the SERP provided for an annual benefit equal to 50% of a participant's annual base salary and target bonus on the April 1 immediately preceding or coincident with the date of termination. The benefit was reduced if the participant had less than 15 years of service with the Company. As amended, the SERP provides a benefit stated as a hypothetical account balance. Current participants, who were participants in the SERP prior to amendment, receive annual credits in the amount and for a maximum number of years as specified in their participation agreements. For such participants, the annual credits, together with annual interest credits, were structured with the intent to result in a benefit at normal retirement age that is substantially equivalent to the benefit that would have been provided at normal retirement age under the SERP prior to amendment. Future participants would receive annual credits that are a specified percentage (ranging from 8% to 35%, based on age at date of entry) of their annual base salary and target bonus for each year of employment, plus annual interest credits. The annual credits for such participants would not be made for any year in which the participant's account balance at June 30 is equal to or greater than 3.65 times that year's base salary and target bonus. Effective July 1, 2011, the Compensation Committee suspended the contributions by the Company to the SERP and closed the plan to new participants (see Compensation Discussion and Analysis).
Normal retirement age is age 65 or attainment of age 62 with 15 years of service with the Company. Annual interest credits at the established interest crediting rate would continue as long as the participant retains an account under the SERP. The interest crediting rate was initially set at 6% per year, compounded annually, and may be changed from time to time by the Compensation Committee. Effective July 1, 2011, the Compensation Committee reduced the interest crediting rate to 0% (see Compensation Discussion and Analysis). A participant will vest in his or her benefit in 20% increments over 5 years; however, payment of a participant's benefit generally will be made no earlier than normal retirement age, even if a participant terminates employment with a vested benefit prior to reaching normal retirement age. Also, retirement benefits generally are delayed until at least the later of the seventh month or the January after termination of employment. Upon entry into the SERP, a participant can make an election to receive his or her benefit, when it is ultimately paid, either in the form of a lump sum payment or in annual installments over a period not to exceed 25 years.
Notwithstanding the foregoing, if a participant's employment is terminated within two years following a “change of control” (as such term is defined in the SERP), the participant's account will become fully vested. In addition, his or her account will be credited with such additional amount as is necessary to bring the balance of the account to an amount equal to 3.65 times the greater of base salary plus target bonus for the year of termination or the preceding year, discounted from normal retirement age to the date of termination of employment (if earlier) at the interest crediting rate compounded annually. Payment of the benefit to such participant shall be made six months after termination of employment. Furthermore, if a participant dies prior to distribution of his or her benefits, a lump sum payment of the greater of his account balance or his base salary and target bonus at the time of death will be paid to his beneficiary within 30 days after death. If a participant's employment is terminated by reason of “disability” (as defined in the SERP), the participant will be entitled to an enhanced retirement benefit of not less than 3.65 times base salary plus target bonus, prorated for less than 15 years of service.
The SERP is a nonqualified plan and, thus, the benefits accrued under this plan would be subject to the claims of the Company's general creditors if the Company were to file for bankruptcy. The benefits will be paid (1) from an irrevocable grantor trust which has been partially funded from the Company's general funds or (2) directly from the Company's general funds.
Nonqualified Deferred Compensation for Fiscal Year 2015
The following table presents information for each of the Named Executive Officers regarding contributions, earnings, withdrawals and balances under the DC Plus Plan at December 31, 2015.

Name	Executive Contributions in 2015 ($)(1)	Company Contributions in 2015 ($)(2)	Aggregate Earnings in 2015 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2015 ($)(4)
Matthew E. Monaghan	—	—	—	—	—
Robert K. Gudbranson	—	3,475	9	—	58,235
Dean J. Childers	—	—	—	—	—
Anthony C. LaPlaca	—	3,152	3,797	—	525,869
Gordon Sutherland	—	—	—	—	—

____________________

(1)
The amounts reported in this column represent the portion of the officer's salary and/or bonus, as reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table, that was deferred into the plan.

(2)
The amounts reported in this column have been included with respect to Mr. Gudbranson and Mr. LaPlaca in the “All Other Compensation” column of the Summary Compensation Table, as described in footnotes (7) and (10) to that table.

(3)
No portion of the amounts reported in this column that represent accrued interest has been included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table, since none of the amounts reported in this column represent above-market or preferential interest or earnings accrued on the applicable plan. Please see the discussion below under DC Plus Plan for a description of how earnings under the plan are calculated.

(4)
Other than Company contributions (and the earnings thereon) made by the Company on behalf of each Named Executive Officer, the account balances shown in this column are solely attributable to deferrals by the Named Executive Officers of previously earned compensation and the earnings on these amounts.

DC Plus Plan
The DC Plus Plan is a non-qualified contributory savings plan for highly compensated employees. The program is offered to allow participants to defer compensation above the amount allowed in the Invacare Retirement Savings Plan, the Company's qualified retirement plan, and to provide participants with additional pre-tax savings opportunities. The DC Plus Plan is the successor to a prior non-qualified plan, the 401(k) Plus Plan. In 2004, the Company froze what was originally established as the 401(k) Plus Plan and prohibited further deferrals and contributions to that plan for compensation earned after December 31, 2004. It then adopted the DC Plus Plan, effective January 1, 2005, in order to address the requirements of Section 409A of the Code. All benefits of the participants earned and vested in the 401(k) Plus Plan as of December 31, 2004 remain preserved under and subject to the existing plan provisions. These plans are referred to in this proxy statement collectively as the “DC Plus Plan.”
The DC Plus Plan allows participants to defer all or any portion of their annual cash bonus compensation and up to 50% of their salary into the plan. The Company has the discretion to provide matching contribution credits on amounts deferred, in accordance with the matching contribution percentage formula provided under the Retirement Savings Plan. The Company also has the discretion to provide for quarterly contribution credits on amounts of compensation in excess of the qualified plan compensation limit, in accordance with the quarterly contribution formula under the Retirement Savings Plan. For 2015, if the participant deferred at least 3% of compensation to the DC Plus Plan, the match was 2% of compensation deferred under the DC Plus Plan. During 2015, quarterly contributions were 1% of compensation in excess of the qualified plan compensation limit, without regard to the amount of deferrals made under the DC Plus Plan (see Compensation Discussion and Analysis). Effective January 1, 2011, the DC Plus Plan was amended to permit the Company to enter into agreements with individual executives to provide for special discretionary contributions to be made on behalf of the executive in the amount specified in any such agreement, which contributions would be made in lieu of the executive's participation in the SERP. None of the Named Executive Officers has received such an agreement or such a discretionary contribution.
Participants may allocate contributions among an array of funds representing a full range of risk/return profiles, including Company common shares reflected in phantom share units. Employee deferrals and contributions by the Company for the benefit of each employee are credited with earnings, gains or losses based on the performance of investment funds selected by the employee. Earnings under the DC Plus Plan in 2015 were based on the following funds, which had the following annual returns in 2015: Dodge & Cox Balanced, -2.87%; Dodge & Cox International Stock, -11.35%; Federated Total Return Bon Instl, -0.16%; Fidelity Diversified International K, 3.24%; Fidelity Growth Company, 7.83%; Fidelity Low Priced Stock, -0.56%; Fidelity Spartan 500 Index Instl, 1.36%; Fidelity Retirement Government Money Market II, 0.02%; Harbor Small Cap Growth I, -1.31%; Harbor Small Cap Value Instl, -3.66%; Invacare common shares, 4.0%; Vanguard Inflation-Protected Securities Inv, -1.83%; Vanguard REIT Index Adm, 2.39%; Vanguard Target Retirement 2010 Inv, -0.20%; Vanguard Target Retirement 2015 Inv, -0.46%; Vanguard Target Retirement 2020 Inv, -0.68%; Vanguard Target Retirement 2025 Inv, -0.85%; Vanguard Target Retirement 2030 Inv, -1.03%; Vanguard Target Retirement 2035 Inv, -1.26%; Vanguard Target Retirement 2040 Inv, -1.59%; Vanguard Target Retirement 2045 Inv, -1.57%; Vanguard Target Retirement 2050 Inv, -1.58%; Vanguard Target Retirement 2055 Inv, -1.72%; Vanguard Target Retirement 2060 Inv, -1.68%; Vanguard Target Retirement Income Inv, -0.17%; and Vanguard Windsor II Adm, -3.14%. This array of funds is comparable to the array of funds offered for investment under the Invacare Retirement Savings Plan. Participants do not have any direct interest in or ownership of the funds. Participants' contributions are always 100% vested and employer contributions vest according to a five year graduated scale.
Distributions under the DC Plus Plan may be made only upon termination of the participant's employment, death, or hardship, or at the time specified by the participant at the time of deferral in accordance with the terms of the plan. In contrast, amounts held under the original 401(k) Plus Plan may still be distributed at any time at the election of the participant, subject to the forfeiture by the participant of 5% of the amount distributed. All distributions under the DC Plus Plan are in the form of cash. Distributions due to termination of employment are made within 90 days after termination of employment (or the seventh month after termination of employment in the case of key employees (as that term is defined in the Code)). Distributions are paid in the form of a lump sum, except that a participant may elect to have payment made in annual installments over a period of up to 15 years if termination occurs after retirement age (age 55 with 10 years of service) and the account is over a minimum amount. Elections to participate in the DC Plus Plan must be made by the employee in accordance with the requirements of the plan and applicable law.
Other Potential Post-Employment Compensation
Severance and Change of Control Benefits
Upon termination of employment for certain reasons (other than a termination following a change of control of the Company) severance benefits may be paid to certain of the Named Executive Officers.
Severance Arrangements
Agreement with Mr. Monaghan. On January 21, 2015, the Company entered into an employment agreement with Mr. Monaghan (the “Monaghan Employment Agreement”). Under the Monaghan Employment Agreement, in the event the Company terminates Mr. Monaghan’s employment without “cause” (as defined in the Monaghan Employment Agreement) or if he resigns for “good reason” (as defined in the Monaghan Employment Agreement), then, conditioned upon him signing a release of claims, he will be entitled to a severance benefit in an amount equal to 24 months of his base salary and, for the year in which his employment ceases, a pro-rated portion of his target bonus in effect at the time. Additionally, upon such termination, the Company would provide Mr. Monaghan with executive outplacement services and continue to reimburse Mr. Monaghan for his COBRA health insurance premiums during the first 12 months of his separation, or until he finds other employment, whichever comes first.
In accordance with the terms described above, assuming that the employment of Mr. Monaghan was terminated by the Company without cause as of December 31, 2015, and assuming that Mr. Monaghan was not entitled to benefits under his change of control agreement, Mr. Monaghan would have been entitled to receive $1,500,000 in respect of the continuation of his current base salary for two years and $750,000 in respect of his target bonus for the year. He also would have been entitled to receive approximately $16,728 for reimbursement of his COBRA health insurance premiums for 12 months following his termination.
Agreement with Mr. Gudbranson. On July 23, 2014, the Company entered into an employment agreement with Mr. Gudbranson (the "Gudbranson Employment Agreement") that provides Mr. Gudbranson with the following severance protection terms (and replaced the severance protection rights under his original offer letter agreement with the Company):

•
if Mr. Gudbranson is terminated without cause or resigns for good reason (each as defined in the Gudbranson Employment Agreement) during the period commencing on August 1, 2014 and ending 12 months after the date on which a new President and Chief Executive Officer of the Company commences employment with the Company on a non-interim basis (the “Protected Period”), he would receive (i) 18 months of salary continuation at the rate of $475,000 annually, and (ii) acceleration of vesting of the restricted stock award he received in connection with the execution of the Gudbranson Employment Agreement; and

•
if Mr. Gudbranson is terminated without cause (as defined in the Gudbranson Employment Agreement) after the Protected Period, he would receive 18 months of salary continuation at the rate of $475,000 annually, plus a prorated amount of any bonus, if any, that is ultimately earned with respect to the year of termination.

If Mr. Gudbranson was terminated without cause or resigned for good reason on December 31, 2015, he would have been entitled to receive a total of $712,500 in respect of his salary continuation and $148,180 of potential value as a result of the acceleration of vesting of his August 1, 2014 restricted stock award, based on the closing price of the Company’s common shares of $17.39 on December 31, 2015.
Agreement with Mr. LaPlaca. The Company entered into an offer letter agreement with Mr. LaPlaca in connection with his employment in April 2008 which provides that, upon a termination of employment by the Company other than for cause, Mr. LaPlaca will be entitled to continuation of his then-applicable base salary for one year, to receive a pro rata portion of his target bonus for the year in which his employment ends based on the date of termination, and to continuation of health insurance benefits until the earlier of the end of the severance period or such time as Mr. LaPlaca obtains employment that provides such coverage.
In accordance with the terms described above, assuming that the employment of Mr. LaPlaca was terminated by the Company other than for cause as of December 31, 2015, and assuming that Mr. LaPlaca was not entitled to benefits under his change of control agreement, Mr. LaPlaca would have been entitled to receive is $389,000 in respect of the continuation of his current base salary for one year and $291,750 in respect of his target bonus for the year. He also would have been entitled to receive approximately $16,416 for reimbursement of his COBRA health insurance premiums for 12 months following his termination.
Agreement with Mr. Childers. The Company entered into an offer letter agreement with Mr. Childers in connection with his employment in May 2015 which provides that, upon a termination of employment by the Company other than for “cause” (as defined in Mr. Childers’ offer letter agreement), Mr. Childers will be entitled to a severance benefit in the amount equal to six months of his base salary in effect at the time of termination.
In accordance with the terms described above, assuming that the employment of Mr. Childers was terminated by the Company other than for cause as of December 31, 2015, and assuming that Mr. Childers was not entitled to benefits under his change of control agreement, Mr. Childers would have been entitled to receive $190,000.
Agreement with Mr. Sutherland. The Company entered into a letter agreement with Mr. Sutherland in connection with his employment in January 2012 which provides that, upon a termination of employment by the Company for economic reasons described in the agreement, Mr. Sutherland will be entitled to a severance benefit in an amount equal to nine months of his base annual salary and a pro rata portion of his bonus for the year in which his employment ends based on the date of termination.
In accordance with the terms described above, assuming that the employment of Mr. Sutherland was terminated by the Company for economic reasons as of December 31, 2015, and assuming that Mr. Sutherland was not entitled to benefits under his change of control agreement, Mr. Sutherland would have been entitled to receive $311,060 in respect of nine months of his base annual salary and $228,111 in respect of his bonus for the year.
Technical information and non-competition agreements. The Company also has entered into technical information and non-competition agreements with each of the name executive officers, except Mr. Sutherland, which contain provisions requiring each executive to maintain the confidentiality of non-public Company information during and after his employment and to assign to the Company any rights that he may have in any intellectual property developed in the course of his employment. The agreements also contain provisions which restrict each executive's ability to engage in any business that is competitive with the Company's business, or to solicit Company employees, customers or suppliers for a period of two years following the date of termination of his employment.
Change of Control Agreements
The Company has entered into change of control agreements with its executive officers, including each of the Named Executive Officers. The change of control agreements continue through December 31 of each year and are automatically extended in one-year increments unless the Company gives prior notice of termination at least one year in advance. These agreements are intended to ensure the continuity of management and the continued dedication of the executives during any period of uncertainty caused by the possible threat of a takeover. Except for certain benefits under the agreements with Messrs. Gudbranson and LaPlaca described below, the Company's change of control agreements are so-called “double trigger” agreements in that they do not provide for benefits unless there is both a change of control of the Company and an executive is terminated without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement) within two years after the change in control, or, in the case of Messrs. Gudbranson and LaPlaca, within three years after the change of control.
Agreements with Messrs. Monaghan, Childers and Sutherland. If there is a change of control of the Company and any is terminated without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement) at any time during the two year period following a change of control under the conditions set forth in the agreement, each of them will receive the following:

•
a lump sum amount equal to two times the sum of his (a) his highest annual base salary paid by the Company since the effective date of the agreement; and (y) the average of the annual bonuses earned by him with respect to the three fiscal years preceding the change of control;

•	a lump sum amount equal to 24 times the current monthly COBRA premium rate in effect as of the termination date;

•	immediate vesting of his rights under the DC Plus Plan;

•	accelerated vesting of all outstanding unvested stock options and restricted stock; and

•	accelerated vesting of all outstanding performance-based share awards, as if all applicable performance goals had been achieved at their target levels as of the termination date.
The agreements further provide for accelerated vesting of stock options, restricted stock and performance-based share awards upon a change of control, if the awards are not assumed by the acquiring company in the change of control. The Company’s 2013 Equity Compensation Plan provides for the accelerated vesting of these awards; however, under the change of control agreements, each of them would receive the accelerated vesting to the extent it is not otherwise provided for under the plan at the time of the change of control. The agreements further provide that all vested options will continue to be exercisable for two years after termination (unless the option earlier expires by its terms). Finally, the agreements generally provide that they will automatically terminate upon a termination of employment prior to a change of control. However, if any of Messrs. Monaghan, Childers or Sutherland is involuntarily terminated or terminates employment for good reason within the six months before, and primarily in anticipation of, a change of control, then effective as of the date of the change of control, he would be vested in and entitled to receive the same benefits to which he would have been entitled to if his termination of employment had occurred after the change of control.
The change of control agreements with Messrs. Monaghan, Childers and Sutherland also contain a so-called “best pay” provision which provides that if any payment or benefit the executive would receive under the agreement, when combined with any other payment or benefit executive receives in connection with the termination of employment, would, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payment will be either (i) the full amount of such payment or (ii) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the payment being subject to the excise tax, whichever of the foregoing amounts results in the executive’s receipt of a greater amount, on an after-tax basis.
Agreements with Messrs. Gudbranson and LaPlaca. Under the agreements with Messrs. Gudbranson and LaPlaca, in the event that there is a change of control of the Company (as defined in the agreement), then on the first anniversary of the change of control, each of them (a) who is still employed by the Company, (b) whose employment was involuntarily terminated after the change of control for any reason other than cause (as defined in the agreement), death or disability, or (c) who terminated employment for good reason (as defined in the agreement), is entitled to receive a payment equal to the sum of (x) the highest annual base salary paid by the Company to the executive since the effective date of the agreement; and (y) the higher of the executive's target bonus in the year in which the change of control occurs or the target bonus in the preceding year (such sum being hereinafter referred to as “Base Compensation”). Assuming a change of control of the Company as of December 31, 2015, if each of the Named Executive Officers was entitled to the payment equal to his Base Compensation described in this paragraph, the executive would be entitled to receive the following: (1) Mr. Gudbranson: $831,250 and (2) Mr. LaPlaca: $680,750.
In addition, if the executive is terminated without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement) at any time during the three year period following a change of control under the conditions set forth in the agreements, the executive will receive, in addition to accrued but unpaid salary, bonus and vacation pay, the following:

•	a lump sum amount equal to two times the executive's Base Compensation;

•
a lump sum amount equal to three times the greatest contribution made by the Company to each of the Invacare Retirement Savings Plan and the DC Plus Plan on behalf of the executive for any year in the three years prior to the change of control, as well as a lump sum payment equal to the unvested portion of the executive's account under the Invacare Retirement Savings Plan;

•
a lump sum amount equal to the sum of the contributions and interest that were scheduled under such executive's participation agreement under the SERP to be added to the executive's account under the SERP during the three year period immediately following the date of termination of employment if the executive had continued to be employed by the Company for three years after termination of employment;

•
continuing coverage under the Company's health, life and disability insurance programs (including those available only to executives and those generally available to employees of the Company) for three years after termination of employment; and

•	a lump sum payment as necessary to “gross up,” on an after-tax basis, the executive's compensation for all excise taxes and any penalties and interest imposed by Sections 4999 and 409A of the Code.
The Company’s 2003 Performance Plan provides for accelerated vesting of all outstanding unvested stock options and restricted stock upon a change of control. The 401(k) Plus Plan and the DC Plus Plan each provide for immediate vesting of the executive’s rights under the plan upon a change of control. The 2013 Equity Compensation Plan provides for accelerated vesting of outstanding unvested stock options, restricted stock and performance-based shares if the executive’s employment is terminated without cause or by the executive for good reason within two years after a change of control, unless awards granted under the plan are not assumed by the acquiring company, in which case the vesting of all outstanding awards will be accelerated upon the change of control.
The change of control agreements also provide for these benefits (other than accelerated vesting of performance shares) if the executive is terminated without cause or resigns for good reason within three years after the change of control. Accordingly, the executive would receive the accelerated vesting of these benefits (other than accelerated vesting of performance shares) under the change of control agreements upon a qualifying termination of employment if they were not otherwise provided for under the plans at the time of the change of control, as a result of the Board determining not to accelerate vesting or due to an amendment in the terms of the plans. The change of control agreements further provide that all vested options will continue to be exercisable for two years after termination (unless the option earlier expires by its terms). Finally, the change of control agreements generally provide that the agreements will automatically terminate upon a termination of employment prior to a change of control. However, if an executive is involuntarily terminated or terminates employment for good reason (as defined in the agreement) within the six months before, and primarily in anticipation of, a change of control, then effective as of the date of the change of control, the executive will be vested in and entitled to receive the same benefits to which he would have been entitled to if his termination of employment had occurred after the change of control.
The following table reflects the approximate amounts that would be payable to each Named Executive Officer under the individual change of control agreements assuming that the change of control occurred at December 31, 2015 and that such executive's employment was terminated in a manner triggering payment of the above benefits, including, if applicable, a gross-up or reduction for certain taxes in the event that any payments made in connection with a change of control would be subject to the excise tax imposed by

Section 4999 of the Internal Revenue Code, and assuming that no payments would be subject to excise tax or penalties imposed by Section 409A of the Internal Revenue Code.

Name	Lump Sum Severance Amount ($)(1)	Continuing Benefit Plan Coverage ($)(2)	Early Vesting of Stock Options($)(3)	Early Vesting of Restricted Stock and Performance Vesting Shares ($)(3)	DBO Plan Coverage($)(4)	Estimated Tax Gross Up($)(5)	Total ($)
Matthew E. Monaghan	2,625,000	33,456	—	2,175,544	1,500,000	(1,319,106)	5,014,894
Robert K. Gudbranson	2,994,013	63,248	73,447	1,839,670	831,250	1,927,126	7,728,754
Dean J. Childers	1,266,680	33,456	—	532,908	—	—	1,833,044
Anthony C. LaPlaca	2,592,404	69,338	33,051	550,459	680,750	1,499,618	5,425,620
Gordon Sutherland	1,285,716	33,456	24,482	469,817	—	—	1,813,471

____________________

(1)
For Messrs. Gudbranson and LaPlaca, this amount is comprised of (i) a lump sum amount equal to the executive's retention payment (which is equal to the executive's Base Compensation) plus an additional amount which, together, equal three times the executive's Base Compensation (which is $2,493,750 for Mr. Gudbranson and $2,042,250 for Mr. LaPlaca); (ii) a lump sum amount equal to three times the greatest contribution made by the Company on behalf of the executive for any year in the three years prior to the change of control to (A) the Invacare Retirement Savings Plan (which is $23,850 for Mr. Gudbranson and $23,850 for Mr. LaPlaca), and (B) the DC Plus Plan (which is $10,425 for Mr. Gudbranson and $10,185 for Mr. LaPlaca), and (iii) a lump sum amount equal to the sum of the contributions and credited interest which were scheduled under such executive's SERP participation agreement to be added to the executive's account under the SERP during the three year period following the change of control if the executive had continued in the employ of the Company through the third anniversary of the change of control (which is $465,988 for Mr. Gudbranson and $516,119 for Mr. LaPlaca). For Mr. Monaghan, Childers and Sutherland, this amount is composed of a lump sum amount equal to two times the sum of (a) his highest annual base salary paid by the Company since the effective date of the agreement, (which is $750,000 for Mr. Monaghan, $380,000 for Mr. Childers and $414,747 for Mr. Sutherland); and (y) the average of the annual bonuses earned by him with respect to the three fiscal years preceding the change of control, (which is $562,500 for Mr. Monaghan, $253,340 for Mr. Childers and $228,111 for Mr. Sutherland).

(2)
For Messrs. Gudbranson and LaPlaca, this amount represents the present value of continuing coverage under the Company's health, life and disability insurance programs (including those available only to executives and those generally available to employees of the Company) for three years following the date of termination. For Messrs. Monaghan, Childers and Sutherland, this amount is equal to 24 times the monthly COBRA premium rate in effect on December 31, 2015.

(3)	These awards would become vested and the amount shown represents the present value of the acceleration of vesting.

(4)
The amounts in this column are amounts that would be payable to beneficiaries of the Named Executive Officers under the Company's Death Benefit Only Plan if the executive subsequently died following a termination of his employment after a change of control on December 31, 2015. See Retirement and Other Post-Termination Benefits - Death Benefit Only Plan below.

(5)
The estimated tax gross-up is calculated assuming that a change of control of the Company and termination of the executive's employment occurred at December 31, 2015 and assuming that none of the payments made pursuant to the change of control agreements were made in consideration of past services. The amount included for Mr. Monaghan represents the amount by which his payments would have been reduced under the "best pay" provisions of his change of control agreement.

Retirement and Other Post-Termination Benefits
The Company maintains other plans and arrangements with its Named Executive Officers which provide for post-employment benefits upon the retirement or death of the executives, as further described below.
Retirement Plans
The Company's Named Executive Officers, who were in their position prior to 2011, are eligible to participate in the SERP, which the Compensation Committee closed to new participants in 2011. The SERP and the present value of the accumulated benefits of the participating Named Executive Officers under the SERP are described elsewhere in this proxy statement under the Pension Benefits Table. The U.S.-based Named Executive Officers are eligible to participate in the DC Plus Plan. Mr. Sutherland is not a U.S.-based employee. The DC Plus Plan and the aggregate account balance of the participating Named Executive Officers under the plan are described elsewhere in this proxy statement under the Non-Qualified Deferred Compensation Table.
Death Benefit Only Plan
The Company maintains a Death Benefit Only Plan (“DBO Plan”) for certain of its senior executives. By participating in the DBO Plan, an executive agrees to limit his or her coverage under the Company's other group life insurance plans to a maximum of $50,000. Under the DBO Plan, subject to certain limitations, if a participant dies while employed by the Company and prior to attaining age 65, his or her designated beneficiary will receive a benefit equal to three times the executive's highest annual base salary plus target bonus as in effect on the April 1st preceding or coincident with his or her death. If a participant dies while employed after attaining age 65, or after normal retirement, or dies after his or her employment with the Company is terminated following a change of control of the Company, a payment equal to his or her highest annual base salary plus target bonus as in effect on the April 1st preceding or coincident with such event will be payable on behalf of the participant. The Company may, in its discretion, pay an additional amount in order to “gross up” the participant for some or all of the income taxes that may result from the benefits described above. With respect to each participating Named Executive Officer, if the executive had died on December 31, 2015, the following amounts would have been payable under the DBO Plan: (1) $4,500,000 to the beneficiaries of Mr. Monaghan; (2) $2,493,750 to the beneficiaries of Mr. Gudbranson; and (3) $2,042,250 to the beneficiaries of Mr. LaPlaca. Upon a change of control of the Company, the Company's obligations under the DBO Plan will be binding on any successor to the Company and the foregoing benefits would be payable to a participant under the DBO Plan in accordance with the terms described above upon the death of the participant following the change of control.
Compensation of Directors
The Company's 2015 director compensation program provided that non-employee directors were paid a $60,000 annual cash retainer in 2015. The program further provided that the Company's Lead Director receive an additional annual fee of $20,000, that the Chair of the Audit Committee, the Chair of the Compensation and Management Development Committee and the Chair of the Regulatory and Compliance Committee each receive an additional annual Chair fee of $15,000 and that the Chair of the Nominating and Governance Committee receive an additional annual Chair fee of $10,000. To the extent any director is required to attend in excess of 24 Board or committee meetings in a year, the director receives a $1,500 fee for each meeting in excess of 24 he attends. In March 2015, each non-employee director was granted a restricted stock award of 4,254 shares, vesting annually over a three-year term. In accordance with the Compensation Committee's compensation program, Mr. Nastas received a full annual restricted stock grant of 4,254 shares as a new non-employee director who joined the Board between January and June while Mr. Gibeley received a grant of 2,127 shares, or 50% of the annual restricted stock grant, as he joined the Board between July and December of 2015.

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen-sation ($)(3)	Total ($)
Michael F. Delaney	60,000	(4)	80,443	—	(5)	—	—	—	140,443
Marc M. Gibeley	10,000	(6)	39,945	—	(7)	—	—	—	49,945
C. Martin Harris, M.D.	88,233	(8)	80,443	—	(9)	—	—	—	168,676
James L. Jones	60,000	(10)	80,443	—	(11)	—	—	—	140,443
Dale C. LaPorte	76,000	(12)	80,443	—	(13)	—	—	—	156,443
Michael J. Merriman	75,000	(14)	80,443	—	(15)	—	—	—	155,443
Clifford D. Nastas	40,000	(16)	86,697	—	(17)	—	—	—	126,697
Baiju R. Shah	82,000	(18)	80,443	—	(19)	—	—	—	162,443

_________________

(1)
The values reported in this column represent the dollar amount of expense, calculated in accordance with ASC 718, Compensation - Stock Compensation, to be recognized for financial statement purposes over the respective vesting periods with respect to all restricted stock awarded to each director during 2015. This time-based restricted stock was granted pursuant to the 2013 Plan, and vests in full on May 15, 2018 after a three-year "cliff" vesting period, except for the award to Mr. Gibeley which vests in full on November 15, 2018. For a description of the assumptions made in computing the values reported in this column, see “Equity Compensation” in the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(2)	No stock options were awarded to directors during 2015.

(3)	No other compensation was paid by the Company to the directors in 2015.

(4)	The fees to Mr. Delaney represent a $60,000 retainer.

(5)
As of the end of the fiscal year, Mr. Delaney held options to buy 16,569 common shares of the Company under the Invacare Corporation 2003 Performance Plan. All options were granted between March 8, 2006 and August 20, 2008, at exercise prices between $23.71 and $31.26 per share, expired or will expire between March 8, 2016 and August 20, 2018, and became exercisable between March 31, 2007 and September 30, 2009. As of the end of the fiscal year, Mr. Delaney held 12,018 shares of unvested restricted stock, which had an aggregate market value of $208,993 at December 31, 2015, based on the $17.39 per share closing price of the Company's common shares on the NYSE on that date.

(6)	The fees to Mr. Gibeley include $10,000 representing a pro-rata portion of the $60,000 annual retainer.

(7)
As of the end of the fiscal year, Mr. Gibeley held 2,127 shares of unvested restricted stock, which had an aggregate market value of $36,989 at December 31, 2015, based on the $17.39 per share closing price of the Company's common shares on the NYSE on that date.

(8)
The fees to Dr. Harris include a $60,000 retainer, a $20,000 additional fee for his service as Lead Director and an $8,233 pro-rata fee for his service as Chairman of the Nominating and Governance Committee.

(9)
As of the end of the fiscal year, Dr. Harris held options to buy 16,569 common shares of the Company under the Invacare Corporation 2003 Performance Plan. All options were granted between March 8, 2006 and August 20, 2008 at exercise prices between $23.71 and $31.26 per share, expired or will expire between March 8, 2016 and August 20, 2018, and became exercisable between March 31, 2007 and September 30, 2009. As of the end of the fiscal year, Dr. Harris held 12,018 shares of unvested restricted stock, which had an aggregate market value of $208,993 at December 31, 2015, based on the $17.39 per share closing price of the Company's common shares on the NYSE on that date.

(10)	The fees to General Jones represent a $60,000 retainer.

(11)
As of the end of the fiscal year, General Jones held options to buy 6,343 common shares of the Company under the Invacare Corporation 2003 Performance Plan. All options were granted between December 1, 2010 and December 22, 2010, at exercise prices between $22.7025 to $27.82 per share, will expire between December 31, 2016 and December 1, 2020, and became or will become exercisable between September 30, 2011 and December 31, 2011. As of the end of the fiscal year, General Jones held 12,018 shares of unvested restricted stock, which had an aggregate market value of $208,993 at December 31, 2015, based on the $17.39 per share closing price of the Company's common shares on the NYSE on that date.

(12)
The fees to Mr. LaPorte include a $60,000 retainer, a $10,000 pro-rata fee for his service as Chairman of the Regulatory and Compliance Committee and $6,000 for Mr. LaPorte's attendance at four committee meetings in excess of the 24 meetings held in 2015.

(13)
As of the end of the fiscal year, Mr. LaPorte held options to buy 7,858 common shares of the Company under the Invacare Corporation 2003 Performance Plan. All options were granted on February 12, 2009 at an exercise price of $19.09 per share, will expire on February 13, 2019, and became exercisable between March 31, 2010 and March 31, 2013. As of the end of the fiscal year, Mr. LaPorte held 12,018 shares of unvested restricted stock, which had an aggregate market value of $208,993 at December 31, 2015, based on the $17.39 per share closing price of the Company's common shares on the NYSE on that date.

(14)	The fees to Mr. Merriman include a $60,000 retainer and a $15,000 fee for his service as Chairman of the Audit Committee.

(15)
As of the end of the fiscal year, Mr. Merriman held options to buy 8,977 common shares of the Company under the Invacare Corporation 2013 Equity Performance Plan. All options were granted on May 15, 2014 at an exercise price of $16.71 per share, will expire on May 15, 2024, and became or will become exercisable between March 31, 2015 and March 31, 2018. As of the end of the fiscal year, Mr. Merriman held 4,254 shares of unvested restricted stock, which had an aggregate market value of $73,977 at December 31, 2015, based on the $17.39 per share closing price of the Company's common shares on the NYSE on that date.

(16)	The fees to Mr. Nastas include $40,000 representing a pro-rata portion of the $60,000 annual retainer.

(17)
As of the end of the fiscal year, Mr. Nastas held 4,254 shares of unvested restricted stock, which had an aggregate market value of $73,977 at December 31, 2015, based on the $17.39 per share closing price of the Company's common shares on the NYSE on that date.

(18)
The fees to Mr. Shah represent a $60,000 retainer, a $10,000 fee for his service as Chairman of the Compensation and Management Development Committee and $12,000 for Mr. Shah's attendance at eight committee meetings in excess of the 24 meetings held in 2015.

(19)
As of the end of the fiscal year, Mr. Shah held options to buy 4,496 common shares of the Company under the Invacare Corporation 2003 Performance Plan. All options were granted on May 19, 2011 at an exercise price of $33.36 per share, will expire on May 19, 2021, and became or will become exercisable between March 31, 2012 and March 31, 2015. As of the end of the fiscal year, Mr. Shah held 12,018 shares of unvested restricted stock, which had an aggregate market value of $208,993 at December 31, 2015, based on the $17.39 per share closing price of the Company's common shares on the NYSE on that date.

Director Deferred Compensation Plan
All non-employee directors may participate in the Company’s Director Deferred Compensation Plan, which permits participants to defer all or a part of their annual cash compensation for a minimum of two years and a maximum of ten years, as specified at the time of the participant’s deferral election. Deferred fees may be credited to a “stock-unit” account that is deemed invested in the Company’s common shares or to an account that earns interest at a rate specified by the Compensation Committee. Stock-unit accounts are credited with dividend equivalent units based on the number of stock units credited to the account as of the applicable dividend record date.

The value in a director’s account balance is distributed to the director in a lump sum promptly following the end of the applicable deferral period. The value in a director’s stock-unit account is determined by multiplying the number of units credited to the account by the fair market value of the Company’s common shares at the end of the deferral period, and is paid to the director in an equivalent number of common shares of the Company issued under the 2013 Plan. Partial shares are rounded up or down to the nearest whole share. The value in a director’s interest-bearing account will be paid to the director in cash.
No directors participated in the plan during 2015.
Equity Compensation Plan Information
The following table provides information as of December 31, 2015 about our common shares that may be issued upon the exercise of options, warrants and rights granted under all of our existing equity compensation plans, including the Invacare Corporation 2013 Equity Compensation Plan.

	Column (a)		Column (b)	Column (c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,942,783		$21.22	2,659,562	(1)
Equity compensation plans not approved by security holders	1,254	(2)	—	—
Total	2,944,037		$21.22	2,659,562
____________________

(1)
Represents shares available under the Invacare Corporation 2013 Equity Compensation Plan. This amount reflects (i) an aggregate of 1,110,740 shares underlying restricted share and restricted share unit awards outstanding at December 31, 2015 and (ii) an aggregate of 681,058 shares underlying performance share and performance share unit awards outstanding at December 31, 2015, which amount, for purposes of this table, assumes achievement of maximum targets for performance share awards, even though the actual payout under such awards may be less than maximum. Performance share and share unit and restricted share and share unit awards granted under the 2013 Plan reduce the number of securities remaining at a rate of 2 shares for each full value share awarded.

(2)	Represents phantom share units in the 401(k) Plus Plan and the DC Plus Plan, which are allocated to participants' accounts at their discretion as their investment choice.

OTHER MATTERS
The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote based on their best judgment on any other matters unless instructed to do otherwise.
Any shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with its Annual Meeting of Shareholders to be held in 2017 must do so no later than December 9, 2016. To be eligible for inclusion in the Company's 2017 proxy material, proposals must conform to the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended.
If a shareholder intends to present a proposal (including with respect to director nominations) at the Company's 2017 annual meeting without the inclusion of that proposal in the Company's 2017 proxy materials, the shareholder must give written notice of such proposal no later than March 20, 2017, which is 60 days prior to the first anniversary of the preceding year's annual meeting, and no earlier than February 18, 2017, which is 90 days prior to the first anniversary of the preceding year's annual meeting, in accordance with the Code of Regulations, as amended.
Upon the receipt of a written request from any shareholder, Invacare will mail, at no charge to the shareholder, a copy of Invacare's 2015 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission, for Invacare's most recent fiscal year. Written requests for any Reports should be directed to:
Shareholder Relations Department
Invacare Corporation
One Invacare Way, P.O. Box 4028
Elyria, Ohio 44036-2125
You are urged to sign and return your proxy promptly in the enclosed return envelope to make certain your shares will be voted at the annual meeting.
By Order of the Board of Directors,
ANTHONY C. LAPLACA
Secretary

INVACARE CORPORATION	VOTE BY MAIL
ONE INVACARE WAY	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELYRIA, OH 44035-4190

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M87679-P62042	KEEP THIS PORTION FOR YOUR RECORDS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INVACARE CORPORATION				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
				All	All	Except
The Board of Directors recommends that you vote
FOR the following:

1.		Election of Directors		☐	☐	☐

		Nominees:

	01)	Michael F. Delaney	06)	Michael J. Merriman
	02)	Marc M. Gibeley	07)	Matthew E. Monaghan
	03)	C. Martin Harris, M.D.	08)	Clifford D. Nastas
	04)	James L. Jones	09)	Baiju R. Shah
	05)	Dale C. LaPorte

The Board of Directors recommends that you vote FOR proposals 2 and 3.				For	Against	Abstain

2.		Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016.		☐	☐	☐

3.		An advisory vote to approve the compensation of the Company's Named Executive Officers.		☐	☐	☐

NOTE: If any other matters properly come before the meeting or any adjournment thereof, the persons named in this proxy will vote the shares represented by this proxy in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy or voting instruction card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and the Notice of Annual Meeting and Proxy Statement are available at
www.invacare.com/annualreport.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
M87680-P620427

INVACARE CORPORATION
PROXY FOR COMMON SHARES AND CLASS B COMMON SHARES
Annual Meeting of Shareholders - May 19, 2016

This proxy is solicited by the Board of Directors

The undersigned hereby (i) appoints ROBERT K. GUDBRANSON and ANTHONY C. LAPLACA, and each of them, as proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares and Class B Common Shares of INVACARE CORPORATION (the "Company"), which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Lorain County Community College, Stocker Arts Center Lecture Hall, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 19, 2016 at 10:00 A.M. (EDT) and at any adjournments thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all of the Common Shares and Class B Common Shares of the Company represented by this Proxy as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted "FOR" the election of the nine director nominees nominated by the Board of Directors, "FOR" Proposal 2 and "FOR" Proposal 3. If any other matters properly come before the meeting or any adjournment thereof, the persons named in this proxy will vote the shares represented by this proxy in their discretion.

Continued and to be signed on reverse side

INVACARE CORPORATION	VOTE BY MAIL
ONE INVACARE WAY	Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELYRIA, OH 44035-4190

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M87681-P62042	KEEP THIS PORTION FOR YOUR RECORDS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

DETACH AND RETURN THIS PORTION ONLY
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

INVACARE CORPORATION				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
				All	All	Except
The Board of Directors recommends that you vote
FOR the following:

1.		Election of Directors		☐	☐	☐

		Nominees:

	01)	Michael F. Delaney	06)	Michael J. Merriman
	02)	Marc M. Gibeley	07)	Matthew E. Monaghan
	03)	C. Martin Harris, M.D.	08)	Clifford D. Nastas
	04)	James L. Jones	09)	Baiju R. Shah
	05)	Dale C. LaPorte

The Board of Directors recommends that you vote FOR proposals 2 and 3.				For	Against	Abstain

2.		Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016.		☐	☐	☐

3.		An advisory vote to approve the compensation of the Company's Named Executive Officers.		☐	☐	☐

NOTE: If any other matters properly come before the meeting or any adjournment thereof, the trustees will vote the shares represented by this card in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy or voting instruction card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and the Notice of Annual Meeting and Proxy Statement are available at
www.invacare.com/annualreport.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
M87682-P62042

INVACARE CORPORATION
PROXY FOR COMMON SHARES AND CLASS B COMMON SHARES
VOTING INSTRUCTION CARD
Annual Meeting of Shareholders - May 19, 2016

This card is solicited on behalf of the trustees of the Invacare Retirement Savings Plan

The undersigned hereby instructs the trustees of the Invacare Retirement Savings Plan to vote all of the Common Shares and Class B Common Shares of INVACARE CORPORATION (the "Company") which the undersigned is entitled to vote as a participant in an employee benefit plan which may be funded by the Invacare Retirement Savings Plan at the Annual Meeting of Shareholders of the Company, to be held at the Lorain County Community College, Stocker Arts Center Lecture Hall, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 19, 2016 at 10:00 A.M. (EDT) and at any adjournments thereof. The undersigned authorizes and directs the trustees of the Invacare Retirement Savings Plan to vote all of the Common Shares and Class B Common Shares of the Company represented by this Card as indicated on the reverse side.

The shares represented by this card, when this card is properly executed, will be voted in the manner directed herein. If no such direction is given, said shares will be voted in the same proportions that all shares under the Invacare Retirement Savings Plan for which instructions were received will be voted. If any other matters properly come before the meeting or any adjournment thereof, the trustees will vote the shares represented by this card in their discretion.

Continued and to be signed on reverse side